EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
KNOWBE4, INC.,
SEA LION MERGER SUB I, INC.,
SEA LION MERGER SUB II LLC,
SECURITYADVISOR TECHNOLOGIES, INC.
AND
FORTIS ADVISORS LLC
AS STOCKHOLDER REPRESENTATIVE

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INDEX OF EXHIBITS
Annex    Description
Annex A    Certain Defined Terms
Annex B    Net Working Capital
Annex C    Indebtedness Calculation
Exhibit    Description
Exhibit A    Form of Restrictive Covenant Agreement
Exhibit B    Form of Joinder Agreement
Exhibit C    Form of Stockholder Written Consent
Exhibit D    Form of Information Statement
Exhibit E-1 & E-2    Form of RSU Grant
Exhibit F    Form of Option Surrender Agreement
Exhibits G    Forms of Separation Agreement

Schedule        Description
Schedule 1.11    Applicable Accounting Principles
Schedule 1.6(c)(i)    Earnout and Other Incentive Payment Terms and Conditions
Schedule 5.10        Contract Terminations
Schedule 7.2(a)(vi)     Other Indemnifiable Matters
Schedule A-1    Key Employees
Schedule A-2    Founder Key Employees
Schedule B    Major Stockholders

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of October 20, 2021 by and among KnowBe4, Inc., a Delaware corporation (“Parent”), Sea Lion Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Sea Lion Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), SecurityAdvisor Technologies, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as representative, agent and attorney-in-fact of the Indemnifying Parties (the “Stockholder Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.
W I T N E S S E T H:
WHEREAS, the boards of directors or members, as applicable, of each of Parent, the Merger Subs and the Company have determined that it is advisable and in the best interests of each corporation or limited liability company and their respective stockholders or members, as applicable, that Parent acquire the Company through the statutory merger of Merger Sub I with and into the Company, pursuant to which the Company will become a wholly owned subsidiary of Parent (the “First Merger”) and as part of the same overall transaction, the surviving entity of the First Merger will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Delaware Law, and in furtherance thereof, have approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and the Related Agreements (the “Transactions”).
WHEREAS, for U.S. federal income Tax purposes, Parent, Merger Sub I, Merger Sub II and the Company intend, by executing this Agreement, that the Mergers be treated as integrated steps in a single transaction contemplated by this Agreement and will together qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code and the Treasury Regulations promulgated thereunder, and that this Agreement will be, and is, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and for purposes of Sections 354 and 361 of the Code.
WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Parent’s willingness to enter into this Agreement, (i) each Key Employee listed on Schedule A-1 has accepted and executed an employment agreement with Parent (collectively, the “Key Employee Employment Agreements”) and (ii) each Founder Key Employee listed on Schedule A-2 has executed a Restrictive Covenant Agreement in substantially the form set forth as Exhibit A (the “Restrictive Covenant Agreement”).
WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Parent’s willingness to enter into this Agreement, each Stockholder listed on Schedule B (each, a “Major Stockholder”) has executed and delivered to Parent a Joinder Agreement in the form set forth in Exhibit B (a “Joinder”) and an accredited investor questionnaire in form and substance reasonably satisfactory to Parent (an “Accredited Investor Questionnaire”).
WHEREAS, based on the Accredited Investor Questionnaires delivered prior to the execution of this Agreement and/or other information made available to Parent by the Company, Parent reasonably believes that no more than thirty-five (35) of the recipients of Parent Class A Common Stock in the Transactions are not accredited investors (as such term is used in Regulation D promulgated under the Securities Act) and that the issuance of all shares of Parent Class A Common Stock in the Transactions will validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” Legal Requirements (the “Share Registration Exemption”).
WHEREAS, Parent, the Merger Subs and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Transactions.
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:
Article I
THE MERGERS
1.1The Mergers.
(a)First Merger. On the terms and subject to the conditions set forth in this Agreement and applicable provisions of Delaware Law, on the Closing Date Parent shall effect the First Merger, whereupon the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent. The Company, as the surviving corporation after the First Merger, is sometimes referred to herein as the “First Merger Surviving Corporation.” The Merger shall become effective at the latest time of the filing and acceptance by the Secretary of State of the State of Delaware of the First Merger Certificate of Merger or such other later time as may be agreed by Parent and the Company and specified in the First Merger Certificate of Merger (such time the “First Merger Effective Time”).
(b)Second Merger. On the terms and subject to the conditions set forth in this Agreement and applicable provisions of Delaware Law, within thirty (30) days from the Closing Date, Parent shall effect the Second Merger, whereupon the separate corporate existence of the First Merger Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity and a wholly owned subsidiary of Parent. Merger Sub II, as the surviving entity after the Second Merger, is sometimes referred to herein as the “Second Merger Surviving Entity.” The Second Merger shall become effective at the latest time of the filing and acceptance by the Secretary of State of the State of Delaware of the Second Merger Certificate of Merger or such other later time as may be specified in the Second Merger Certificate of Merger (such time the “Second Merger Effective Time”). For the sake of clarity, it is intended that the First Merger and the Second Merger are integrated and to be considered as being performed and occurring as an integrated transaction and reorganization for U.S. federal and state income tax purposes with the result being a reorganization as defined in Section 368(a)(1)(A) of the Code.
1.2The Closing.
(a)Closing Time and Location. Unless this Agreement is validly terminated pursuant to Section 6.1, the First Merger shall be consummated at a closing (the “Closing”) which shall occur remotely by exchange of signature pages on the date of this Agreement or, if the conditions set forth in Section 1.2(b) are not satisfied on such day, a date within two (2) Business Days following the satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 1.2(b) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions) or at such other time, date, and location to which the parties to this Agreement agree in writing. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”
(b)Closing Conditions.
(i)Conditions to Obligations of Each Party. The respective obligations of Parent, the Merger Subs and the Company to effect the Mergers shall be subject to the satisfaction, at or prior to the First Merger Effective Time, of the following conditions (any of which may be waived only with the written mutual consent of Parent, the Merger Subs and the Company (it being understood that each such condition is solely for the benefit of Parent, the Merger Subs and the Company and may be waived in writing by their written mutual consent without notice, liability or obligation to any other Person)):
(A)Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.
(B)No Legal Impediments. No Legal Requirement shall be in effect which has the effect of making the Transactions illegal or otherwise prohibiting or preventing consummation of the Transactions.
(ii)Additional Conditions to the Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to effect the Mergers shall be subject to the satisfaction at or prior to the First Merger Effective Time of each of the following additional conditions (any of which may be waived, in writing, exclusively by Parent and the Merger Subs (it being understood that each such condition is solely for the benefit of Parent and the Merger Subs and may be waived in writing without notice, liability or obligation to any other Person)):
(A)Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified by “materiality” or “Company Material Adverse Effect” qualifications set forth in such representations or warranties shall have been true and correct on the date of this Agreement and shall be true and correct on the Closing Date as if such representations and warranties were made on and as of the Closing Date (other than the representations and warranties of the Company made only as of a specified date, which shall have been true and correct as of such date) and all other representations and warranties of the Company set forth in this Agreement shall have been true and correct in all material respects and shall be true and correct in all material respects on the Closing Date as if such representations and warranties were made on and as of the Closing Date (other than the representations and warranties of the Company made only as of a specified date, which shall have been true and correct in all material respects as of such date).
(B)Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.

(C)No Material Adverse Effect. There shall not have occurred and be continuing a Company Material Adverse Effect.
(D)Joinder Agreements. Stockholders holding Company Capital Stock representing at least ninety-five percent (95%) of the outstanding shares of the Company Common Stock (on an as-converted basis) (including all Major Stockholders) shall have executed and delivered to Parent a Joinder Agreement and all such Joinder Agreements shall be in full force and effect.
(E)Stockholder Written Consents. Stockholders holding shares of Company Capital Stock representing at least ninety-five percent (95%) of the shares of Company Capital Stock entitled to vote on the Transactions shall have executed and delivered to Parent the Stockholder Written Consents with respect to such shares and such Stockholder Written Consents shall be in full force and effect.
(F)FIRPTA Certificate. Parent shall have received (i) a notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing, and (ii) a certification that the shares of Company Capital Stock are not United States real property interests as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.14452(c)(3), in each case, validly executed by a duly authorized officer of the Company.
(G)Key Employees. The Restrictive Covenant Agreements and each of the Key Employee Employment Agreements executed concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto, and no Key Employee shall have terminated his or her employment with the Company or, to the Knowledge of the Company, expressed to any Founder an intention to terminate his or her employment with the Company at or prior to the Closing, or with the Second Merger Surviving Entity or Parent within any specified timeframe following the Closing. All of the Key Employees shall have executed and delivered to Parent Parent’s Proprietary Information and Inventions Agreement and shall be eligible to work in the United States.
(H)Share Registration Exemption. Parent shall be reasonably satisfied that no more than thirty-five (35) of the potential recipients of Parent Class A Common Stock or rights to acquire Parent Class A Common Stock in connection with the First Merger will fail to be, at the Closing, “accredited” as defined in Rule 501 promulgated under Regulation D of the Securities Act and the issuance of all shares of Parent Class A Common Stock in the First Merger shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” Legal Requirements. The Company shall use commercially reasonable efforts to assist Parent in obtaining any information related to the “accredited” status as defined in Rule 501 promulgated under Regulation D of the Securities Act of any such potential recipients as may be reasonably requested by Parent prior to Closing.
(I)Escrow Agreement. The Company shall have caused to be delivered to Parent the Escrow Agreement duly executed by the Stockholder Representative.

(J)280G Waivers. Each Person who may receive any payments and/or benefits that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code shall have executed and delivered to Parent a waiver document that is mutually agreed upon by the Company and Parent.
(K)Shareworks Letter. Parent shall have received either (i) a letter duly executed by the Company’s transfer agent, Solium Capital DBA Shareworks (“Shareworks”), pursuant to which Shareworks shall have confirmed the cancellation of all of the certificates representing shares of Company Capital Stock (such executed letter being referred to as the “Shareworks Letter”) or (ii) such other evidence as is reasonably acceptable to Parent that no certificates have been issued by the Company and are outstanding.
(L)Statement of Expenses. The Company shall have delivered to Parent the Statement of Expenses pursuant to Section 1.8(k);
(M)Payment Spreadsheet. The Company shall have delivered to Parent the Payment Spreadsheet pursuant to Section 1.8(c).
(N)Company Pre-Closing Certificate. The Company shall have delivered to Parent the Company Pre-Closing Certificate pursuant to Section 1.11(a).
(O)Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company (the “Company Officer’s Certificate”) for and on the Company’s behalf, to the effect that, as of the Closing:
a)the condition to the obligations of Parent and the Merger Subs set forth in Section 1.2(b)(ii)(A) has been satisfied (unless otherwise waived in accordance with the terms hereof);
b)the condition to the obligations of Parent and the Merger Subs set forth in Section 1.2(b)(ii)(B) has been satisfied (unless otherwise waived in accordance with the terms hereof); and
c)the condition to the obligations of Parent and the Merger Subs set forth in Section 1.2(b)(ii)(C) has been satisfied (unless otherwise waived in accordance with the terms hereof).
(P)Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (1) as to the Charter Documents currently in effect, (2) as to the valid adoption of resolutions of the Company Board (whereby the Mergers and the transactions contemplated hereunder, were unanimously approved by the Company Board) and (3) that the Stockholders constituting the Requisite Stockholder Approval have adopted and approved the Mergers, this Agreement and the consummation of the transactions contemplated hereby.
(Q)Certificate of Good Standing. Parent shall have received a long-form certificate of good standing, dated within three (3) Business Days prior to the Closing, with respect to the Company from the Secretary of State of the State of Delaware.

(iii)Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Mergers shall be subject to the satisfaction at or prior to the First Merger Effective Time of the following additional conditions (any of which may be waived, in writing, exclusively by the Company (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing without notice, liability or obligation to any other Person)):
(A)Representations and Warranties. The representations and warranties of Parent and the Merger Subs set forth in this Agreement that are qualified by “materiality” or “material adverse effect” qualifications set forth in such representations or warranties shall have been true and correct on the date of this Agreement and shall be true and correct as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (other than the representations and warranties of Parent and the Merger Subs made only as of a specified date, which shall be true and correct in all material respects as of such date) and all other representations and warranties of Parent and the Merger Subs set forth in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date as if such representations and warranties were made on and as of the Closing Date (other than the representations and warranties of Parent and the Merger Subs made only as of a specified date, which shall have been true and correct in all material respects as of such date).
(B)Covenants. Parent and the Merger Subs shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.
(C)Escrow Agreement. Parent shall have delivered or caused to be delivered to the Company and the Stockholder Representative the Escrow Agreement duly executed by Parent and the Escrow Agent.
(D)Certificate of the Parent. The Company shall have received a certificate from Parent, validly executed by a duly authorized officer of Parent (the “Parent Officer’s Certificate”) for and on Parent’s behalf, to the effect that, as of the Closing:
a)the condition to the obligations of the Company set forth in Section 1.2(b)(iii)(A) has been satisfied (unless otherwise waived in accordance with the terms hereof); and
b)the condition to the obligations of the Company set forth in Section 1.2(b)(iii)(B) has been satisfied (unless otherwise waived in accordance with the terms hereof).
(E)RSU Grants. Parent shall have delivered or caused to be delivered to each Founder Key Employee an RSU Grant in the form attached hereto as Exhibits E-1 and E-2 duly executed by Parent.
1.3Organizational Documents of the Surviving Entities.
(a)First Merger Surviving Corporation.
(i)Unless otherwise determined by Parent prior to the First Merger Effective Time, the certificate of incorporation of the First Merger Surviving Corporation shall be amended and restated as of the First Merger Effective Time to be identical to the certificate of incorporation of Merger Sub I as in effect immediately prior to the First Merger Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the First Merger Effective Time, the certificate of incorporation of the First Merger Surviving Corporation shall be amended to change the name of the First Merger Surviving Corporation to “SecurityAdvisor Technologies, Inc.”
(ii)Unless otherwise determined by Parent prior to the First Merger Effective Time, the bylaws of Merger Sub I as in effect immediately prior to the First Merger Effective Time shall be the bylaws of the First Merger Surviving Corporation as of the First Merger Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the First Merger Surviving Corporation and such bylaws.
(b)Second Merger Surviving Entity.
(i)The certificate of formation of Merger Sub II, as in effect immediately prior to the Second Merger Effective Time, shall be the certificate of formation of the Second Merger Surviving Entity at the Second Merger Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of formation; provided, however, that at the Second Merger Effective Time, the certificate of formation of the Second Merger Surviving Entity shall be amended to change the name of the Second Merger Surviving Entity to “SecurityAdvisor Technologies LLC”.
(ii)The limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Merger Effective Time, shall be the limited liability company agreement of the Second Merger Surviving Entity at the Second Merger Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such limited liability company agreement.
1.4Directors and Officers of the Surviving Entities.
(a)First Merger Surviving Corporation.
(i)Unless otherwise determined by Parent prior to the First Merger Effective Time, the directors of Merger Sub I immediately prior to the First Merger Effective Time shall be the directors of the First Merger Surviving Corporation immediately after the First Merger Effective Time, each to hold the office of a director of the First Merger Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the First Merger Surviving Corporation until his or her successors is duly elected and qualified.
(ii)Unless otherwise determined by Parent prior to the First Merger Effective Time, the officers of Merger Sub I immediately prior to the First Merger Effective Time shall be the officers of the First Merger Surviving Corporation immediately after the First Merger Effective Time, each to hold office in accordance with the provisions of the bylaws of the First Merger Surviving Corporation.

(b)Second Merger Surviving Entity.
(i)Parent shall be the sole member (as defined in the limited liability company agreement of the Second Merger Surviving Entity) of the Second Merger Surviving Entity.
(ii)The officers of Merger Sub II immediately prior to the Second Merger Effective Time shall be the officers of the Second Merger Surviving Entity immediately after the Second Merger Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Second Merger Surviving Entity.
1.5General Effects of the Mergers.
(a)First Merger. At the First Merger Effective Time, the effects of the First Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the First Merger Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the First Merger Surviving Corporation.
(b)Second Merger. At the Second Merger Effective Time, the effects of the Second Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of Merger Sub II and the First Merger Surviving Corporation shall vest in the Second Merger Surviving Entity, and all debts, liabilities and duties of Merger Sub II and the First Merger Surviving Corporation shall become the debts, liabilities and duties of the Second Merger Surviving Entity.
1.6Effect of First Merger on Capital Stock of Constituent Corporations.
(a)Merger Sub I Capital Stock. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Parent, the Merger Subs, the Company or the respective stockholders or members thereof, each share of capital stock of Merger Sub I that is issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Company Common Stock (and the shares of the Company into which the shares of Merger Sub I capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the First Merger Effective Time). Each certificate evidencing ownership of shares of Merger Sub I capital stock will evidence ownership of such shares of Company Common Stock.
(b)Company Capital Stock; Company Options.
(i)Generally. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Parent, the Merger Subs, the Company or the respective stockholders or members thereof, each share of Company Capital Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.6(b)(ii) and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.6(b)(iii)) issued and outstanding as of immediately prior to the First Merger Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms set forth in this Section 1.6 and throughout this Agreement (subject to the indemnification and escrow provisions set forth in Article VII) and subject to surrender of the certificate representing such shares of Company Capital Stock (or receipt by Parent of confirmation from Shareworks, pursuant to the Shareworks Letter, of the cancellation of such certificate) and the execution and delivery of a Letter of Transmittal and a Joinder Agreement in the manner provided in Section 1.8:
(A)with respect to each outstanding share of Company Common Stock: (1) the Per Share Stockholder Closing Cash Consideration, (2) the Per Share Stockholder Closing Stock Consideration, (3) the Per Share Escrow Cash Consideration, (4) the Per Share Escrow Stock Consideration, (5) the Per Share Representative Fund Consideration, and (6) the Per Share Earnout Consideration, if as and to the extent earned; provided, however, that with respect to each outstanding share of Company Restricted Stock, the amounts in the foregoing clauses (1) though (5) shall continue after the First Merger Effective Time to be subject to the same vesting or repurchase option, risk of forfeiture or other conditions under any applicable stock restriction agreement or other agreement with the Company to which such Company Restricted Stock was subject prior to the First Merger Effective Time, shall not automatically be payable when otherwise due if such Company Restricted Stock had been Company Common Stock and shall instead become payable subject to the terms and conditions of this Agreement and on such date as such Company Restricted Stock would have ceased to become subject to any vesting or repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company to which such Company Restricted Stock was subject prior to the First Merger Effective Time;
(B)with respect to each outstanding share of Series A Preferred Stock: (1) the Per Share Stockholder Closing Cash Consideration, (2) the Per Share Stockholder Closing Stock Consideration, (3) the Per Share Escrow Cash Consideration, (4) the Per Share Escrow Stock Consideration, (5) the Per Share Representative Fund Consideration and (6) the Per Share Earnout Consideration, if as and to the extent earned; and
(C)with respect to each outstanding share of Series A-1 Preferred Stock: (1) the Per Share Stockholder Closing Cash Consideration, (2) the Per Share Stockholder Closing Stock Consideration, (3) the Per Share Escrow Cash Consideration, (4) the Per Share Escrow Stock Consideration, (5) the Per Share Representative Fund Consideration and (6) the Per Share Earnout Consideration, if as and to the extent earned.
“Merger Consideration” shall mean all of the amounts payable pursuant to the preceding sentence. Notwithstanding anything to the contrary herein, a portion of the consideration that otherwise would be payable at the Closing to each Stockholder pursuant to this Section 1.6(b)(i) shall be withheld at the Closing and (1) deposited into the Escrow Fund pursuant to Section 1.8(b)(ii) and (2) deposited into the Representative Fund pursuant to Section 1.8(b)(iii), which will be distributed to the Stockholders in accordance with, and subject to, the terms and conditions of this Agreement and, as applicable, the Escrow Agreement. For purposes of calculating all amounts issuable to each Stockholder pursuant to this Section 1.6, all shares of Company Capital Stock held by each Stockholder shall be aggregated on a certificate-by-certificate basis, the amount of cash consideration due in respect of each such certificate shall be rounded down to the nearest whole cent and the number of shares of Parent Class A Common Stock due in respect of each such certificate shall be rounded down to the nearest whole share. No fraction of a share of Parent Class A Common Stock will be issued by virtue of the Mergers, provided, that any Stockholder who otherwise would be entitled to receive a fraction of a share of Parent Class A Common Stock shall receive, in lieu thereof, an amount of cash equal to the product obtained by multiplying (A) such fraction by (B) the Parent Trading Price, rounded down to the nearest whole cent.
(ii)Cancelled Shares. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Parent, the Merger Subs, the Company or the respective stockholders or members thereof, each share of Company Capital Stock that is issued and outstanding and held by the Company as of immediately prior to the First Merger Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.
(iii)Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the First Merger Effective Time and with respect to which the holder thereof has properly demanded appraisal rights in accordance with Section 262 of Delaware Law, and who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6(b)(i) but the holder thereof shall only be entitled to such rights as are provided by Delaware Law. Notwithstanding the provisions of this Section 1.6(b)(iii), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the First Merger Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares (or confirmation from Shareworks, pursuant to the Shareworks Letter, of the cancellation of such certificate), upon the terms set forth in this Section 1.6 and throughout this Agreement (including the indemnification and escrow provisions set forth in Article VII), the consideration for Company Capital Stock set forth in Section 1.6(b)(i) without interest thereon. After the Closing, Parent shall give the Stockholder Representative (A) prompt notice of any written demand for appraisal received by Parent and/or any of its Affiliates (including the Second Merger Surviving Entity) pursuant to the applicable provisions of Delaware Law and (B) the opportunity to control all negotiations and proceedings with respect to such demands. Neither Parent nor any of its Affiliates (including the Second Merger Surviving Entity), on the one hand, nor the Stockholder Representative, on the other hand, shall make or authorize any payment with respect to any such demands or offer to settle or settle any such demands without the prior written consent of the other party, such consent not to be unreasonably withheld. After the Closing, any communication to be made by Parent and/or any of its Affiliates (including the First Merger Surviving Corporation), on the one hand, and the Stockholder Representative, on the other hand, to any such demanding Stockholder with respect to such demands shall be submitted to the other party in advance and shall not be presented to any such demanding Stockholder prior to such Person receiving the other party’s written consent, such consent not to be unreasonably withheld.
(iv)Treatment of Company Options.
(A)Effect on Vested Company Options. Parent shall not assume any Vested Company Options, and at the First Merger Effective Time each Vested Company Option outstanding immediately prior to the First Merger Effective Time shall, without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company or the holder thereof, be cancelled and converted into and, subject to the following sentence and the other terms and conditions set forth throughout this

Agreement, and the applicable delivery requirements in Section 1.8, shall become a right to receive: (1) the Per Share Stockholder Closing Cash Consideration minus the exercise price per share attributable to such Vested Company Option, (2) the Per Share Stockholder Closing Stock Consideration, (3) the Per Share Escrow Cash Consideration, (4) the Per Share Escrow Stock Consideration, (5) the Per Share Representative Fund Consideration, and (6) the Per Share Earnout Consideration, if as and to the extent earned, less applicable Tax withholding. Each holder of Vested Company Options shall be treated as a Stockholder and each Vested Company Option treated as a share of Company Common Stock for purposes of Section 1.6(c), Section 1.8(b), Section 1.8(d), Section 1.8(g), Article VII and related definitions referenced herein as applicable. The parties acknowledge and agree that any Tax deduction or expense arising or resulting from the cancellation of any Vested Company Option or the payment of any amount which is treated as compensation for Tax purposes, in each case pursuant to this Section 1.6(b)(iv)(A), shall be allocated to the Pre-Closing Tax Period for all Tax purposes to the extent permitted by applicable Legal Requirements.
(B)Effect on Unvested Company Options. Effective as of immediately prior to the First Merger Effective Time, each Unvested Company Option that is outstanding as of immediately prior to the First Merger Effective Time, whether held by a non-Continuing Employee or a Continuing Employee shall be cancelled without payment of any consideration in respect of such cancelled Unvested Company Option in accordance with the terms of the Plan.
(C)Necessary Actions for Company Options and Company Restricted Stock. Prior to the First Merger Effective Time, and subject to the review and approval of Parent, the Company shall (i) use commercially reasonable efforts to obtain from each holder of an Option an executed Option Surrender Agreement substantially in the form attached as Exhibit F (an “Option Surrender Agreement”), (ii) terminate the Plan effective as of the First Merger Effective Time, (iii) ensure that neither any holder of any Options or Company Restricted Stock, nor any other participant in the Plan, shall have any right to receive any payment or benefit with respect to any Option or Company Restricted Stock, except as provided in Section 1.6(b)(iv) or Section 1.6(b)(i)(A), respectively and (iv) take all other actions necessary to effect the transactions anticipated by this Section 1.6 under all Company Option agreements, all agreements related to Company Restricted Stock and any other plan or arrangement of the Company (whether written or oral, formal or informal), including adopting all resolutions, delivering all required notices, obtaining consents and taking any other actions that are necessary or appropriate to effectuate Section 1.6(b)(iv)(A) and this Section 1.6(b)(iv)(C).
(c)Earnout and Other Incentive Payments.
(i)As additional Merger Consideration, Parent shall pay, or cause to be paid, to the Stockholders, in accordance with their Pro Rata Portion, the Earnout Amount, when, as and if any such amount becomes payable pursuant to this Agreement, on the terms and subject to the conditions set forth on Schedule 1.6(c)(i). Additionally, Parent shall issue, or cause to be issued, to the Founder Key Employees, the Founder Earnout, when, as and if any such Founder Earnout becomes due pursuant to this Agreement, on the terms and subject to the conditions set forth on Schedule 1.6(c)(i). Any portion of the Earnout Amount payable pursuant to this Section 1.6(c) does not constitute compensation for services, but rather constitutes part of the consideration for the Company Capital Stock owned by the Stockholders. The Founder Earnout payable pursuant to this Section 1.6(c) and the Founder RSU Grants at Closing shall constitute compensation for services.

(ii)Notwithstanding anything to the contrary herein, to the extent the Escrow Fund has been exhausted or distributed, Parent shall set off any and all Losses incurred by the Indemnified Parties, to the extent (and solely to the extent) such Indemnified Parties are entitled to indemnification therefor (subject, in each case, to the terms and limitations set forth in Article VII and provided that in no event shall Parent be entitled to set off any Losses in respect of Unresolved Claims), against any portion of the Earnout Amount or Founder Earnout otherwise payable and not yet paid by Parent.
(iii)Following the Closing Date, for so long as the Earnout Amount may become payable hereunder, Parent shall notify the Stockholder Representative promptly upon achievement of the Earnout Target and shall promptly, but no more than ninety (90) days following achievement of the Earnout Target, transfer, or cause to be transferred, the Earnout Amount to the Exchange Agent for further distribution to the Stockholders in accordance with their Pro Rata Portion.
(iv)Following the Closing Date, for so long as the Founder Earnout may become payable hereunder, Parent shall deliver to the Stockholder Representative promptly following the end of each quarter a statement setting forth the aggregate ARR and Qualifying Sales as of the end of such quarter, together with reasonably detailed supporting documentation for such calculations, and a reasonably detailed description of any use of any Company Assets in connection with any new product SKU or existing Parent product SKU or bundle which includes any Company Product, if any, which Parent has not included in calculation of Qualifying Sales and explanation of the lack of inclusion (each a “Quarterly Founder Earnout Report”).
(v)Promptly, but no more than forty-five (45) days following the Founder Earnout Date, Parent shall deliver to the Stockholder Representative a preliminary report setting forth its good faith calculation of the Founder Earnout achieved in accordance with the provisions of Schedule 1.6(c) (the “Preliminary Founder Earnout”), together with reasonably detailed support for such calculations (the “Preliminary Founder Earnout Report”). The Stockholder Representative shall have forty-five (45) days to review such Preliminary Founder Earnout Report and confirm to Parent in writing their agreement with the Preliminary Founder Earnout or provide Parent with a written statement setting forth any objections to the Preliminary Founder Earnout Report and Preliminary Founder Earnout (a “Founder Earnout Dispute Notice”). If the Stockholder Representative do not submit a Founder Earnout Dispute Notice within such forty-five (45) day period, the Preliminary Founder Earnout shall be deemed final and binding as the amount payable with respect to the Founder Earnout. If the Stockholder Representative submit a Founder Earnout Dispute Notice within such forty-five (45) day period, Parent and the Stockholder Representative shall participate in conference calls to address the Founder Earnout Dispute Notice and endeavor in good faith to resolve the matters set forth in the Founder Earnout Dispute Notice for a period of at least thirty (30) days. If Parent and the Stockholder Representative are unable to resolve such the matters set forth in the Founder Earnout Dispute Notice after such thirty (30) day period, either Parent or the Stockholder Representative may demand arbitration of the matter consistent with the procedures set forth in Section 7.4(e) and (f). Promptly and within ninety (90) days after the Founder Earnout Date following the final determination of the Founder Earnout, Parent shall transfer, or cause to be transferred, the applicable number of shares of Parent Class A Common Stock based on the Founder Earnout achieved in accordance with the provisions of Schedule 1.6(c) to the Founder Key Employees in equal amounts.

(vi)Notwithstanding anything to the contrary herein, Parent shall, and shall cause its Affiliates (including the First Merger Surviving Corporation and the Second Merger Surviving Entity) to, (A) act reasonably and in good faith in its operations of the Company following the Closing and the offering of its products and services during the Earnout Period, (B) unless otherwise agreed by the Founder Key Employees, not use any Company Assets in any significant or meaningful capacity (including, without limitation, anything listed in any Company issued Patent descriptions or any Company core capabilities including teachable moments, contextual coaching, Teams and Slack delivery channels and the different integrated apps and the Company’s user discovery) in any existing Parent product SKU or bundle any Company Product with any existing Parent product SKU, unless, in each case, the applicable ARR generated by any such product SKU or bundle using such Company Product, as applicable, is included as a Qualifying Sale in the calculation of the Founder Earnout and (C) unless otherwise agreed by the Founder Key Employees, not adversely alter the level of compensation or benefits of any Continuing Employee from the level applicable at the Closing at any time prior to the Founder Earnout Date. For purposes of clarity, the non-renewal of any contracts with any third parties and any failure to pursue or enter into any contracts with any third parties, by Parent, the Company or any of their respective subsidiaries for a legitimate business purpose (other than for the purpose of avoiding the payment of the Earnout Amount or Founder Earnout) shall not be deemed to be a violation of Parent’s obligation to act reasonably in good faith and use commercially reasonable efforts to assist with the achievement of the Earnout Target and Founder Earnout. In the event of a change of control of Parent, (1) the acquiring entity may elect to accelerate the payment of the Earnout Amount to paid in full immediately upon the closing of such change of control of Parent (if such payment is not due prior to such date under the terms of this Agreement) or permit the payment of the Earnout Amount to continue to be governed by the terms and conditions of this Agreement and (2) the Founder Earnout shall be accelerated and immediately prior to the closing of such change of control Parent shall transfer, or cause to be transferred, the number of shares of Parent Class A Common Stock equal to the quotient obtained by dividing (A) (i) the ARR achieved as of immediately prior to the closing of such change of control of Parent the Payout Amount divided by $40,000,000 (ii) multiplied by $10,000,000 by (B) the Parent Earnout Trading Price to the Founder Key Employees.
1.7Effect of Second Merger on Capital Stock of Constituent Companies.
(a)Company Capital Stock. Effective as of the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Parent, Merger Sub II, the Company or the respective stockholders thereof, each share of capital stock of the Company that is issued and outstanding immediately prior to the Second Merger Effective Time shall be cancelled without any consideration paid therefor.
(b)Merger Sub II Capital Stock. Effective as of the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Parent, Merger Sub II, the Company or the respective stockholders or members thereof, each membership interest of Merger Sub II that is issued and outstanding immediately prior to the Second Merger Effective Time shall remain issued and outstanding.
1.8Payment of Merger Consideration for Company Capital Stock and Company Options.
(a)Exchange Agent. Computershare Trust Company shall serve as the exchange agent (the “Exchange Agent”) for the Mergers.

(b)Parent Closing Payments.
(i)On the Closing Date (or as soon as practicable thereafter (but in no event later than one (1) Business Day following the Closing Date), Parent shall initiate transfer, or cause to be transferred, to the Exchange Agent the amount of cash and stock payable to the Stockholders (including holders of Vested Company Options) at Closing pursuant to Section 1.6(b)(i) in exchange for all shares of Company Capital Stock outstanding as of immediately prior to the First Merger Effective Time.
(ii)On the Closing Date (or as soon as practicable thereafter (but in no event later than one (1) Business Day following the Closing Date), Parent shall initiate transfer, or cause to be transferred, the Escrow Amount, in the form of the Escrow Shares and Escrow Cash together, to the Escrow Agent to hold in trust as an escrow fund (the “Escrow Fund”) under the terms of this Agreement and the Escrow Agreement. Upon deposit of the Escrow Amount with the Escrow Agent in accordance with the preceding sentence, Parent shall be deemed to have contributed each relevant Stockholder’s Pro Rata Portion of the Escrow Amount to the Escrow Fund. The Escrow Fund shall be provided in a mix of cash and stock pursuant to the terms hereof. The Stockholders shall have all rights associated with beneficial ownership of the Escrow Shares, including the rights to vote and receive dividends with respect to the Escrow Shares, other than the right to transfer or dispose of the Escrow Shares; provided, that any dividends paid on the Escrow Shares while held in the Escrow Fund shall be retained as part of the Escrow Fund and paid under the terms of this Agreement and the Escrow Agreement. It is intended that, for applicable Tax purposes, the Stockholders shall be treated as the owners of the Escrow Shares as of the Closing Date.
(iii)At the First Merger Effective Time, Parent shall transfer the Representative Expense Amount to the Stockholder Representative to hold (the “Representative Fund”) under the terms of this Agreement. The Representative Fund will be used (i) for the purposes of paying directly, or reimbursing the Stockholder Representative for, any Stockholder Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Stockholder Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group. The Indemnifying Parties will not receive any interest or earnings on the Representative Fund and irrevocably transfer and assign to the Stockholder Representative any ownership or other right that they may otherwise have had in any such interest or earnings. The Stockholder Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Representative Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Fund and has no tax reporting or income distribution obligations. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Subject to Advisory Group approval, the Stockholder Representative may contribute funds to the Representative Fund from any consideration otherwise distributable to the Indemnifying Parties. Upon deposit of the Representative Expense Amount with the Stockholder Representative in accordance with this Section 1.8(b)(iii), for tax purposes Parent shall be deemed to have paid each relevant Indemnifying Party its, his or her Pro Rata Portion of the Representative Expense Amount and then each such Indemnifying Party shall be deemed to have voluntarily contributed such amount to the Representative Fund, any withholding in respect thereof shall be satisfied from the Total Stockholder Closing Cash Consideration owing to the Indemnifying Party on the Closing Date and, for the avoidance of doubt, the amount of the Representative Fund that is returned to the Indemnifying Parties shall not again be subject to information reporting or withholding.
(c)Payment Spreadsheet.  Prior to the Closing, the Company shall deliver to Parent a payment spreadsheet (the “Payment Spreadsheet”) setting forth:
(i)the amount of the Total Consideration, the Total Cash Consideration, and the Total Stock Consideration;
(ii)the amount of the Per Share Total Consideration Value, the Per Share Escrow Consideration, the Per Share Escrow Cash Consideration, the Per Share Escrow Stock Consideration, the Per Share Stockholder Closing Cash Consideration, the Per Share Stockholder Closing Stock Consideration, Per Share Earnout Consideration, and the Per Share Representative Fund Consideration;
(iii)the number of Total Outstanding Shares;
(iv)with respect to each Stockholder: (A) the name, address and email address of such holder, (B) whether such holder is a current or former employee of the Company, (C) the number, class and series of shares of Company Capital Stock held by such holder and the respective certificate number, (D) the date of acquisition of such shares and, with respect to any share or security that, in each case, would be deemed a “covered security” under Treasury Regulations Section 1.6045-1(a)(15), the amount paid for such shares, (E) the cash consideration that such holder is entitled to receive pursuant to Section 1.6(b) and may be entitled to receive pursuant to Section 1.6(b) (on a certificate-by-certificate basis and in the aggregate (as applicable)), (F) the stock consideration that such holder may be entitled to receive pursuant to Section 1.6(b) (on a certificate-by-certificate basis and in the aggregate), (G) the Pro Rata Portion of such holder, (H) the amount of cash to be deposited into the Escrow Fund and the amount of cash to be deposited in the Representative Fund, in each case, on behalf of such holder pursuant to this Agreement, and (I) the net cash and stock amounts to be paid to such holder at Closing after giving effect to the foregoing clause (H) (on a certificate-by-certificate basis and in the aggregate), (J) whether a Form W-8, Form W-9 or similar tax form has been received from such Stockholder indicating that no withholding is required and (K) such other information as required by the Exchange Agent in the form of spreadsheet provided to the Company prior to the date hereof; and
(v)with respect to each holder of Company Options, (A) the number of shares of Company Capital Stock underlying each Company Option held by such holder; (B) the respective exercise price per share of such Company Option; (C) the respective grant date(s) of such Company Option; (D) whether the holder of such Company Option is a Continuing Employee; (E) whether such Company Option is an incentive stock option or a non-qualified stock option; (F) the total number of such holder’s Company Options that will be Unvested Company Options as of immediately prior to the First Merger Effective Time; (G) the total number of such holder’s Company Options that will be Vested Company Options as of immediately prior to the First Merger Effective Time; (H) the total number of such holder’s Company Options that will be Unvested Company Options as of immediately prior to the First Merger Effective Time; (I) the cash consideration that such holder is entitled to receive pursuant to Section 1.6(b), if any, and may be entitled to receive pursuant to Section 1.6(b), if any, (J) the stock consideration that such holder may be entitled to receive pursuant to

Section 1.6(b), if any, , and (K) such other information as the Exchange Agent or Parent may reasonably request in order to facilitate the payments to be made pursuant to this Section 1.8.
(d)Payment Procedures. As soon as reasonably practicable after the Closing Date, Parent or the Exchange Agent shall mail a letter of transmittal in the form acceptable to the Stockholders’ Representative and Parent (a “Letter of Transmittal”) and a Joinder Agreement to the address set forth opposite each such Stockholder’s name on the Payment Spreadsheet (except to the extent any of such documents have previously been received by Parent prior to the Closing from such Stockholder). Promptly (but in no event more than five (5) Business Days) following receipt by the Exchange Agent of a Letter of Transmittal, a Joinder Agreement and any applicable tax forms that the Exchange Agent may reasonably require in connection therewith (except to the extent any of such documents have previously been received by Parent prior to the Closing from such Stockholder) (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, and a certificate representing the relevant shares of Company Capital Stock (the “Company Stock Certificates”) (provided, however, such Company Stock Certificate shall not be required to be delivered to the Exchange Agent if Shareworks, pursuant to the Shareworks Letter, shall have theretofore confirmed the cancellation of such Company Stock Certificate), Parent shall cause the Exchange Agent to pay and/or issue to the holder of such Company Stock Certificate in exchange therefor the cash and/or stock portion of the Merger Consideration payable in respect thereof at Closing pursuant to Section 1.6(b)(i) (less the amount of cash withheld and deposited in the Escrow Fund pursuant to Section 1.8(b)(ii) and less the amount of cash withheld and deposited in the Representative Fund pursuant to Section 1.8(b)(iii)) and the Company Stock Certificate so surrendered shall be cancelled (if not already cancelled by Shareworks). Until so surrendered (or cancelled by Shareworks), each Company Stock Certificate outstanding after the First Merger Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the cash and stock amounts payable hereunder in exchange for shares of Company Capital Stock (without interest). Subject to Section 1.8(e), no portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate (provided, however, such Company Stock Certificate shall not be required to be surrendered if Shareworks, pursuant to the Shareworks Letter, shall have theretofore confirmed the cancellation of such Company Stock Certificate) and validly executed Exchange Documents pursuant hereto. For all purposes under this Agreement the value attributable to a share of Parent Class A Common Stock shall be the Parent Trading Price.
(e)Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificate not otherwise held in electronic form immediately prior to the First Merger Effective Time by Shareworks, shall have been lost, stolen or destroyed, the Exchange Agent or Parent shall pay and/or issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration, if any, payable and/or issuable in respect thereto pursuant to Section 1.6(b) upon the making of an affidavit of that fact by the holder thereof; provided, however, that as conditions precedent to the issuance thereof the Stockholder who is the owner of such lost, stolen or destroyed certificate shall have provided an indemnification agreement in a form and substance reasonably acceptable to Parent against any claim that may be made against Parent, the Second Merger Surviving Entity or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed and to the extent required by the Exchange Agent, the Stockholder who is the owner of such lost, stolen or destroyed certificates shall have delivered a bond in such amount as the Exchange Agent may reasonably direct.

(f)Transfers of Ownership. If any cash amounts or stock are to be disbursed pursuant to Section 1.6 and this Section 1.8 to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered (or confirmed by Shareworks, pursuant to the Shareworks Letter, as cancelled) in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.
(g)Shares of Parent Class A Common Stock. The shares of Parent Class A Common Stock issued by Parent to the Stockholders pursuant to Section 1.6(b), and this Section 1.8 shall be placed in a restrictive class bearing the following restrictive legend; provided that Parent shall take all such action as is necessary on the part of the Parent to cause its transfer agent to remove such restrictive legend promptly following the six (6) month anniversary of the Closing subject to applicable securities laws:
THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THESE SHARES MAY NOT BE OFFERED FOR SALE, SOLE, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (II) UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT THESE SHARES MAY BE SOLD PURSUANT TO RULE 144 OR ANOTHER EXEMPTION UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER.
(h)Exchange Agent to Return Merger Consideration. At any time following the last day of the twelfth (12th) month following the First Merger Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Exchange Agent pursuant to Section 1.8(b)(i), and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 1.8(d), and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent, the First Merger Surviving Corporation and/or the Second Merger Surviving Entity (subject to the terms of Section 1.8(j)) only as general creditors thereof with respect to any and all cash amounts and stock that may be payable to such holders of Company Stock Certificates pursuant to Section 1.8(d) upon the due surrender of such Company Stock Certificates and duly executed Exchange Documents in the manner set forth in Section 1.8(d). No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.8(h) and which are subsequently delivered to the holders of Company Stock Certificates.
(i)No Further Ownership Rights in Company Capital Stock. Following the consummation of the Mergers, the cash amounts and stock paid in respect of the surrender for exchange of shares of Company Capital Stock (or delivery of confirmation from Shareworks, pursuant to the Shareworks Letter, of the cancellation of the certificates representing such shares) in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company

Capital Stock, and there shall be no further registration of transfers on the records of the First Merger Surviving Corporation or the Second Merger Surviving Entity of shares of Company Capital Stock which were outstanding immediately prior to the First Merger Effective Time. If, after the First Merger Effective Time, Company Stock Certificates are presented to the First Merger Surviving Corporation or the Second Merger Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Article I.
(j)No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, the First Merger Surviving Corporation, the Second Merger Surviving Entity, the Exchange Agent or any party hereto shall be liable to a Stockholder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(k)Statement of Expenses. Prior to the Closing, the Company shall deliver to Parent a statement that sets forth all Company Transaction Expenses that are unpaid as of the Closing, or anticipated to be incurred or payable by or on behalf of the Company after the Closing and wire instructions for each payment to be made at or after the Closing (the “Statement of Expenses”). Without limitation to any other provision of this Agreement, in making any payment in respect of any unpaid Company Transaction Expenses at the Closing and in calculating the Closing Net Working Capital, Parent shall be entitled to rely on the Statement of Expenses.
1.9Withholding Taxes.  The Company, the Exchange Agent, the Escrow Agent, Parent, the First Merger Surviving Corporation and the Second Merger Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax law or under any Legal Requirements or applicable Orders and shall pay or cause to be paid any amounts due under this Agreement through an appropriate payroll service provider of Parent, the Company, the First Merger Surviving Corporation or the Second Merger Surviving Entity or any of their subsidiaries or affiliates in order to facilitate any such deducting or withholding. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that such amounts are not so deducted and withheld, such Person shall indemnify the applicable withholding agent for any amounts imposed by a Governmental Entity, together with any related Losses.
1.10Tax Treatment.
(a)For U.S. federal income Tax purposes, Parent, Merger Sub I, Merger Sub II and the Company intend, by executing this Agreement, that the Mergers be treated as integrated steps in a single transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder as described in Revenue Ruling 2001-46, 2001-2 C.B. 321.
(b)The Parties agree to adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and for purposes of Sections 354 and 361 of the Code. Notwithstanding the foregoing, without limiting the covenants set forth in this Section 1.10 and Section 5.8, and the representations set forth in Section 3.9 of this Agreement, Parent makes no representations or warranties to the Company or to any securityholder of the Company regarding the Tax treatment of the Mergers, or any of the Tax consequences to the Company or any securityholder of the Company of this Agreement of the transactions. Each of the Parent and the Company acknowledges that the Parent, the Company and the securityholders of the Company are relying solely on their own respective Tax advisors in connection with this Agreement or the Transactions.
1.11Adjustment for Closing Net Working Capital.
(a)Prior to the Closing Date, the Company shall deliver to Parent a certificate of the Company (the “Company Pre-Closing Certificate”), validly executed on its behalf by the Chief Executive Officer of the Company, setting forth (i) an estimated consolidated balance sheet of the Company as of the Closing prepared by the Company and (ii) the Company’s good faith estimate of the amount of Closing Net Working Capital (the “Estimated Closing Net Working Capital Amount”) and all components thereof. The Company Pre-Closing Certificate shall be prepared in accordance with the Applicable Accounting Principles. After delivery of the Company Pre-Closing Certificate and the Payment Spreadsheet, Parent and its accountants and other representatives shall be permitted reasonable access to the Company’s Books and Records and any work papers related to the preparation of the Company Pre-Closing Certificate and Payment Spreadsheet, and the Company shall, and shall cause its accountants and employees to, reasonably cooperate with and respond to questions and comments of Parent related to the Company Pre-Closing Certificate or the Payment Spreadsheet. The process described in this Section 1.11(a) is not intended to permit the introduction of different accounting methodologies, practices, estimation techniques, assumptions and principles to the preparation of the Company Pre-Closing Certificate from the accounting methodologies, practices, estimation techniques, assumptions and principles used in the Applicable Accounting Principles.
(b)No later than sixty (60) calendar days after the Closing Date, Parent may, but shall not be obligated to, deliver to the Stockholder Representative a statement (the “Post-Closing Statement”) setting forth (i) a consolidated balance sheet of the Company as of the Closing and (ii) Parent’s good faith calculation of Closing Net Working Capital, the Final Net Working Capital Deficit or Final Net Working Capital Surplus, as applicable and the Final Cash Surplus and the components thereof, together with reasonably detailed supporting documentation for such calculations. The Post-Closing Statement shall be prepared in accordance with the Applicable Accounting Principles. If Parent does not deliver a Post-Closing Statement on or before the sixtieth (60th) day after the Closing Date, then the amount of Closing Net Working Capital estimated in the Company Pre-Closing Certificate and all amounts therein shall be final and binding and not subject to appeal.
(c)If Parent delivers a Post-Closing Statement to the Stockholder Representative in accordance with Section 1.11(b) on or before the sixtieth (60th) day after the Closing Date, then the Stockholder Representative shall have thirty (30) calendar days following its receipt of the Post-Closing Statement (the “Review Period”) to review the same together with all documentation and information related to the Stockholder Representative’s review of the Post-Closing Statement as reasonably requested in accordance with this Section 1.11(c). During the Review Period, Parent shall provide the Stockholder Representative and its representatives with reasonable access, during normal business hours, to the work papers of Parent and its accountants related to the preparation of the Post-Closing Statement, and Parent shall make reasonably available its employees involved in the preparation of the Post-Closing Statement. On or before the expiration of the Review Period, the Stockholder Representative may deliver to Parent a written statement accepting or disputing the Post-Closing Statement. In the event that the Stockholder Representative shall dispute the Post-Closing Statement, such written statement shall include an itemization of the Stockholder Representative’s objections and the reasons therefor (such statement, a

“Dispute Statement”). Any component of the Closing Net Working Capital set forth in the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding and not subject to appeal. If the Stockholder Representative does not deliver a Dispute Statement to Parent within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement and all amounts therein shall be final and binding and not subject to appeal.
(d)If the Stockholder Representative delivers a Dispute Statement during the Review Period, Parent and the Stockholder Representative may meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the forty-five (45) calendar days immediately following Parent’s receipt of the Dispute Statement, or such longer period as Parent and the Stockholder Representative may mutually agree in writing (the “Resolution Period”). Any such disputed items that are resolved by Parent and the Stockholder Representative during the Resolution Period shall be final and binding and not subject to appeal. If Parent and the Stockholder Representative do not resolve all such disputed items by the end of the Resolution Period, either Parent or the Stockholder Representative may submit all items then remaining in dispute with respect to the Dispute Statement to a nationally recognized independent accounting firm upon which Parent and the Stockholder Representative shall reasonably agree (the “Accounting Firm”) for review and resolution (provided that the Accounting Firm shall not have provided services to either Parent or the Company previously unless otherwise agreed in writing by Parent and the Stockholder Representative). The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall (i) make any calculations in accordance with the Applicable Accounting Principles, (ii) shall review and determine only those items remaining in dispute between Parent and the Stockholder Representative, and (iii) shall only be permitted or authorized to determine an amount with respect to any such disputed item that is either, or within the numerical range between, the amount of such disputed item as proposed by Parent in the Post-Closing Statement or the amount of such disputed item as proposed by the Stockholder Representative in the Dispute Statement. Each of Parent and the Stockholder Representative shall (A) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm and (B) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items. Neither Parent nor the Stockholder Representative shall engage in any communication of any kind, whether oral or written, with the Accounting Firm regarding the items included in the Dispute Statement except in the presence (in person or telephonically) of the other such party, or, in the case of written communications (including electronic mail), without such other party simultaneously receiving a copy of any such communications.  The Accounting Firm’s sole function shall be to arbitrate each disputed item in accordance with the requirements of this Agreement and not to conduct its own investigation or analysis.  The Accounting Firm shall allow Parent and the Stockholder Representative to present their respective positions regarding the disputed items and shall thereafter as promptly as possible provide the parties hereto a written determination of each disputed item, and such written determination shall be final and binding upon the parties hereto, and judgment may be entered on the award.  The Accounting Firm may, at its discretion, conduct a conference concerning the disputed items, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants.  In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings.  The Accounting Firm shall address only the issues in dispute, shall make its decision solely on the basis of the evidence and position papers presented to it and in a manner consistent with the Applicable Accounting Principles. The Accounting Firm shall be instructed to deliver to Parent and the Stockholder Representative a written determination (such determination to include a worksheet setting forth all calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Parent and the Stockholder Representative) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding and not subject to appeal, absent manifest error or fraud. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm will be allocated between Parent, on the one hand, and the Stockholder Representative (on behalf of the Indemnifying Parties), on the other hand, in the same proportion as the differences between the aggregate amount of the disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) and the final total determined amount of such items so submitted.
(e)The “Final Closing Net Working Capital Amount” shall be the final, binding and nonappealable amount of Closing Net Working Capital pursuant to the terms of this Section 1.11.
(i)If the Estimated Closing Net Working Capital Amount is greater than the Final Closing Net Working Capital Amount, then within five (5) Business Days after such final determination, Parent shall deposit with the Escrow Agent to the Escrow Fund an aggregate amount of cash equal to the amount of such difference to be added to the Escrow Cash;
(ii)If the Estimated Closing Net Working Capital Amount is less than the Final Closing Net Working Capital Amount, then within five (5) Business Days after such final determination, Parent and the Stockholder Representative shall direct the Escrow Agent to deliver to Parent from the Escrow Cash an aggregate amount of cash equal to the amount of such excess (or, if the Escrow Cash is not sufficient, Escrow Shares, valued at the Parent Trading Price); and
(iii)If the Final Cash Surplus is greater than the Estimated Cash Surplus then within five (5) Business Days after such final determination, Parent shall deposit with the Escrow Agent to the Escrow Fund an aggregate amount of cash equal to the amount of such difference to be added to the Escrow Cash.
(together, (i) and (ii), the “Post-Closing Net Working Capital Adjustment Amount”).
1.12Taking of Further Action.  If at any time after the First Merger Effective Time, any further action is necessary to carry out the purposes of this Agreement and to vest the Second Merger Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to vest Parent with full right, title and possession to all of the Company Capital Stock, then each of the Second Merger Surviving Entity, Parent and the officers and directors of each of the Second Merger Surviving Entity and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
Article II
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
Subject to such exceptions as are disclosed in the specific section, subsection or sub-clause of the disclosure schedule delivered by the Company to Parent on the date hereof prior to the execution and delivery hereof (the “Disclosure Schedule”) that corresponds to the specific section, subsection or sub-clause of each representation and warranty set forth in this Article II (provided, however, that any information set forth in a section, subsection or sub-clause of the Disclosure Schedule shall be deemed to be disclosed for purposes of, and shall qualify, the corresponding section, subsection or sub-clause of this Agreement and any other section, subsection or sub-clause of this Agreement, where it is reasonably apparent on the face of such disclosure that such information applies to such other section, subsection or sub-clause), the Company hereby represents and warrants to Parent and the Merger Subs as follows:
2.1Organization and Good Standing.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted, except where the failure to be so qualified or licensed would not reasonably be expected to result in a Company Material Adverse Effect. The Company has Made Available true, correct and complete copies of its certificate of incorporation, as amended to date, and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”). When made, all the payments made in accordance with Section 1.6(b) and as reflected in the Payment Spreadsheet shall comply with the Charter Documents. Since the date the Charter Documents were Made Available, the Company Board has not approved or proposed any amendment to any of the Charter Documents. Section 2.1 of the Disclosure Schedule lists the directors and board appointed officers of the Company.
2.2Authority and Enforceability.
(a)The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to receipt of the Requisite Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Company Board) and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Transactions, other than the adoption of this Agreement and approval of the Transactions by the Stockholders of the Company who hold (i) a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis and (ii) a majority of the outstanding shares of Preferred Stock voting together as a single class on an as-converted to Company Common Stock basis (the foregoing clauses (i) and (ii) collectively, the “Requisite Stockholder Approval”). The Requisite Stockholder Approval is the only vote of the Stockholders required under applicable Legal Requirements, the Charter Documents and all Contracts to which the Company is a party to legally adopt this Agreement and approve the Transactions.
(b)The Company Board has unanimously determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, the Company and its Stockholders, approved this Agreement and the Transactions, and recommended to the Stockholders to vote in favor of adoption of this Agreement and approval of the Transactions. The Company Board has taken all necessary actions so that any restrictions on business combinations set forth in Section 203 of Delaware

Law are not applicable to this Agreement and the Transactions and no “control share acquisition,” “fair price,” “moratorium” or other antitakeover Legal Requirement (such Law, including Section 203 of Delaware Law, “Takeover Law”) applies to this Agreement or the Transactions.
(c)This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (clauses (x) and (y) collectively, the “Enforceability Limitations”).
(d)The Company and the Company Board have taken all actions necessary to effect the transactions anticipated by Section 1.6(b)(iv) under the Plan, all Company Options, and any other plan or arrangement of the Company (whether written or oral, formal or informal) governing the terms of any Company Options, including (i) the determination by the administrators of the Plan that the treatment of Company Options contemplated by Section 1.6(b)(iv) is permissible under the terms of the Plan and the applicable equity award agreements, and (ii) the delivery of all required notices and the procurement of all necessary approvals and consents from third parties necessary to effectuate the foregoing.
(e)The Company has complied with the provisions of, and no breach, violation or default exists under, any Contract to which the Company is a party that provides for any right of first refusal or similar rights with respect to an acquisition of the Company.
2.3Governmental Approvals and Consents.  No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the Transactions, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, and (c) the filing of the First Merger Certificate of Merger and the Second Merger Certificate of Merger with the Secretary of State of the State of Delaware.
2.4No Conflicts.  Other than as set forth on Section 2.4 of the Disclosure Schedules, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not require notice or consent under, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition of any Lien (other than a Permitted Lien) upon any material assets of the Company or any of the equity securities of the Company under, (any such event, a “Conflict”) (a) any provision of the Charter Documents, as amended, (b) any Material Contract to which the Company is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any Legal Requirement or Order applicable to the Company.
2.5Company Capital Structure.

(a)As of the date hereof, the authorized capital stock of the Company consists of  (i) 14,510,000 shares of Company Common Stock, $0.001 par value per share and (ii) 5,549,109 shares of Preferred Stock, $0.001 par value per share, of which (A) 4,744,879 shares have been designated as Series A Preferred Stock (the “Series A Preferred Stock”) and (B) 804,230 shares have been designated as Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”). As of the date hereof, 6,237,720 shares of Common Stock are issued and outstanding, 4,744,879 shares of Series A Preferred Stock are issued and outstanding and 804,230 shares of Series A-1 Preferred Stock are issued and outstanding. Each share of Company Preferred Stock is convertible on a one-share-for-one-share basis into Company Common Stock. As of the date hereof, the Company Capital Stock is held by the Persons and in the amounts set forth in Section 2.5(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held of each series of Company Capital Stock, class and/or series of such shares and the number of the applicable stock certificate representing such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.
(b)All outstanding shares of Company Capital Stock (including Company Restricted Stock) and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in compliance with all applicable Legal Requirements, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in accordance with any right of first refusal or similar right or limitation Known to the Company. No Stockholder has exercised any right of redemption, if any, provided in the Charter Documents with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Stockholder intends to exercise such rights. The Company does not have any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock, or out of any agreements or arrangement relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than the Company Capital Stock set forth in Section 2.5(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding.
(c)Section 2.5(c) of the Disclosure Schedule sets forth for all holders of Company Restricted Stock as of the date hereof, the name of the holder of such Company Restricted Stock, the date of grant and/or purchase of such Company Restricted Stock, as applicable, the purchase price of such Company Restricted Stock, if any, the repurchase price of such Company Restricted Stock, if any, whether such Company Restricted Stock was acquired pursuant the exercise of an incentive stock option (as defined in Section 422 of the Code) and the vesting schedule for such Company Restricted Stock, the extent vested to date and whether the vesting of such Company Restricted Stock is subject to acceleration as a result of the Transactions or any other events and whether the holder has made a timely election with the IRS under Section 83(b) of the Code with respect to such Company Restricted Stock.
(d)Except as set forth on Section 2.5(d) of the Disclosure Schedule, all holders of Company Restricted Stock are current employees or directors of the Company or were employees or directors of the Company at the time of issuance of Company Restricted Stock to such holder. To the Knowledge of the Company, each holder of Company Restricted Stock has made a timely election with the IRS under Section 83(b) of the Code with respect to such Company Restricted Stock.

(e)Except for the Plan, the Company has not adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity-related compensation to any Person (whether payable in shares, cash or otherwise). The Company has reserved 1,645,514 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options or the granting or purchase of restricted stock or the granting of restricted stock units granted under the Plan, of which (i) 715,710 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 87,721 shares have been issued upon the exercise of options granted under the Plan and remain outstanding as of the date hereof, (iii) 149,999 shares have been issued as restricted stock awards under the Plan and remain outstanding as of the date hereof, and (iv) 694,044 shares remain available for future grant. Each Company Option was originally granted with an exercise price that the Company Board in good faith, based on a reasonable valuation method utilized at the time of grant, determined to be at least equal to the fair market value of a share of Company Common Stock on the date of grant (within the meaning of Section 409A of the Code and as determined in a manner consistent with the requirements of Section 409A of the Code). The terms of the Plan and the applicable agreements for each Company Option and/or Company Restricted Stock award authorize the treatment of the Company Options and Company Restricted Stock awards, in each case, as contemplated by Section 1.6(b)(iv) or Section 1.6(b)(i)(A), respectively, without the consent or approval of the holders of such Company Options or Company Restricted Stock awards. True and complete copies of the Plan and all forms of agreements and instruments pursuant to which any Company Option or Company Restricted Stock award is outstanding under the Plan have been Made Available. No holder of Company Options has the ability to early exercise any Company Options for shares of Company Restricted Stock under the Plan or any other Contract relating to such Company Options. All Company Optionholders are current or former employees or non-employee directors of the Company.
(f)Section 2.5(f) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder, the type of entity of such holder, whether such holder is an Employee, the number of shares of Company Capital Stock issuable upon the exercise of such option, the date of grant, the exercise price (if any), the vesting schedule, including the extent vested to date.
(g)No bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.
(h)Except for the Company Options or Company Restricted Stock, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company (whether payable in shares, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company, and there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company

Capital Stock. As a result of, and immediately following, the First Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.
(i)Section 2.5(i) of the Disclosure Schedule sets forth the outstanding principal, accrued interest and applicable rate of interest of all outstanding Indebtedness from the Company (as lender) to Stockholders (as borrowers).
2.6Company Subsidiaries.
(a)The Company does not have any subsidiaries and does not own any shares of capital stock or any other equity interest in, or control, directly or indirectly, any other Person.
(b)The Company does not own any shares or any interest in any corporation, limited liability company, partnership, association, joint venture or other business entity. The Company has not agreed or is obligated to make any future investment in or capital contribution to any Person. The operations now being conducted by the Company are not now and have never been conducted by the Company under any name other than the name of the Company.
2.7Company Financial Statements; Internal Financial Controls.
(a)Section 2.7(a)(i) of the Disclosure Schedule sets forth the Company’s (x)  unaudited balance sheets as of December 31, 2018, December 31, 2019 and December 31, 2020 and the related statements of income, cash flow and stockholders’ equity for the respective twelve (12) month periods then ended ( “Year-End Financials”), and (y) unaudited balance sheet as of September 30, 2021 (the “Balance Sheet Date”), and the related unaudited statements of income, cash flow and stockholders’ equity for the nine (9) months then ended (the “Interim Financials”). Except as set forth on Section 2.7(a)(ii) of the Disclosure Schedule, the Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes, and may not include adjustments relating to stock compensation, current versus long term balance sheet reclasses and other presentation items that may be required by GAAP). The Financials present fairly, in all material respects, the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The Books and Records of the Company have been, and are being, maintained, in all material respects, in accordance with applicable legal and accounting requirements and the Financials are consistent in all material respects with such Books and Records.
(b)The Company has Made Available an aging schedule with respect to the billed accounts receivable of the Company as of the Balance Sheet Date indicating a range of days elapsed since invoice. Except as set forth on Section 2.7(b) of the Disclosure Schedule, all of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and to the Knowledge of the Company are not subject to any valid set-off or counterclaim. No Person has any Lien on any accounts receivable of the Company and no agreement for deduction or discount has been made with respect to any accounts receivable of the Company.
(c)Except as set forth on Section 2.7(c) of the Disclosure Schedule, the Company adheres to a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials), in accordance with GAAP, including procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii)  provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. The Company has not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.
(d)The Company is not a party to and does not have any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company in the Company’s financial statements.
(e)Neither the Company nor, to the Company’s Knowledge, any director, officer, Employee, auditor, accountant consultant or representative of the Company has received any written complaint, allegation, assertion or claim that the Company has engaged in any accounting practices in violation of Legal Requirements, nor does the Company have any Knowledge as of the date hereof of any such practices. No attorney representing the Company has provided to the Company written notice or evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.
(f)Section 2.7(f) of the Disclosure Schedule sets forth the balance sheet of the Company as of September 30, 2021 (the “Pre-Closing Date Balance Sheet”) prepared on a basis consistent with the Financials in a form consistent with the Interim Financials and that fairly presents an estimate by the Company in good faith based on reasonable assumptions of the consolidated balance sheet of the Company as of September 30, 2021; provided, that the Pre-Closing Date Balance Sheet shall not include any purchase accounting or other adjustments arising out of the consummation of the Transactions.
2.8No Undisclosed Liabilities.  The Company does not have any liability required by GAAP to be reflected on a balance sheet which are, individually or in the aggregate, material to the Company, except for those liabilities (a) which have been reflected in the Current Balance Sheet, (b) incurred pursuant to this Agreement or the transactions contemplated hereby, (c) relating to the performance of Contracts in effect as of the date hereof (other than liability relating to breach, default or failure to perform under any such Contract) or (d) which have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and do not exceed $200,000 in the aggregate.
2.9No Changes.  Since the Balance Sheet Date, except for actions expressly contemplated by this Agreement, the business of the Company has been conducted, in all material respects, in the ordinary course consistent with past practice, and no Company Material Adverse Effect has occurred.
2.10Tax Matters.
(a)Tax Returns and Payments. Each income and other material Tax Return required to be filed by or with respect to the Company with any Governmental Entity on or before the Closing Date: (i) has been timely filed on or before the applicable due date (taking into account any routine extension of time within which to file obtained in the ordinary course of business); and (ii) have been accurately and completely prepared in compliance with all applicable Legal Requirements. All Taxes required to be paid by the Company on or before the Closing Date by the Company have been timely paid. The Company has delivered or made available to Parent accurate and complete copies of all Tax Returns filed by the Company, other than immaterial information Tax Returns (e.g., Forms W-2 and 1099), unless requested by Parent, for the years for which the statute of limitations remains open.
(b)Reserves for Payment of Taxes. The Financials fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company has not incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business.
(c)Audits; Claims; Incentives. No Tax Return of the Company has ever been examined or audited by any Governmental Entity. No audit, claim or legal proceeding is pending or, to the Knowledge of the Company, threatened against the Company in respect of any Tax. The Company has not received from any Governmental Entity any: (i) written notice indicating an intent to open an audit or other review; (ii) written request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. The Company is not the beneficiary of (i) any extension of time for the assessment of any Taxes or deficiency thereof or (ii) any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Entity, and the Company has not waived or been requested to waive the limitation period applicable to any Tax Returns. There are no Liens for Taxes upon any of the assets of the Company except Liens for current Taxes not yet delinquent (and for which there are adequate accruals, in accordance with GAAP).
(d)Legal Proceedings; Etc. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established).
(e)Distributed Stock. The Company has not distributed stock of another Person, and the Company has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f)280G; Tax Indemnity Agreements. There is (i) no agreement, plan, arrangement or other Contract covering any Employee that, considered individually or considered collectively with any other such Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or (ii) agreement, plan, arrangement or other Contract by which the Company is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. The Company currently is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (other than a Contract, such as a lease, the primary purpose of which does not relate to Taxes). Section 2.10(f) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof. The Company does not have any liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law) as a transferee or successor, by Contract (other than a Contract, such as a lease, the primary purpose of which is not related to Taxes), by operation of law or otherwise.
(g)No Other Jurisdictions for Filing Tax Returns. The Company is not subject to net income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other fixed place of business in that country. No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns of a particular type that the Company is or may be subject to Tax by that jurisdiction.
(h)Tax Shelters; Listed Transactions; Etc. The Company has not consummated or participated in, nor is the Company participating in, any transaction which was or is a “tax shelter” as defined in Section 6662 of the Code or the Treasury Regulations promulgated thereunder. The Company has never participated in, nor is currently participating in any “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. Legal Requirement.
(i)Section 83(b). To the Company’s Knowledge, a valid election under Section 83(b) of the Code was timely made in connection with the issuance of any shares of Company Common Stock in connection with the performance of services that were subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.
(j)Withholding. The Company (i)  has, within the time and in the manner prescribed by applicable Legal Requirements, withheld all amounts required withheld from payments to third parties (including employee wages or consulting compensation) and timely remitted such withheld amounts over to the proper Governmental Entities (or is properly holding for such timely payment) and (ii) has otherwise complied with all applicable Legal Requirements relating to the payment, reporting and withholding of such Taxes.
(k)Change in Accounting Methods; Closing Agreements; Etc. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the First Merger Effective Time as a result of: (i) any change in method of accounting made, including under Section 481 or Section 263A of the Code (or any comparable provision under state, local or non-U.S. Tax laws), or use of an improper method of accounting, prior to the First Merger Effective Time; (ii) any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Legal Requirement) executed prior to the First Merger Effective Time; (iii) (iv) any installment sale or open transaction disposition made on or prior to the First Merger Effective Time; or (v) any prepaid amount received prior to the First Merger Effective Time; (vi) any election pursuant to Section 108(i) of the Code made prior to the First Merger Effective Time (or any corresponding or similar provision of state, local, or non-U.S. Tax Legal Requirement).
(l)Consolidated Groups. The Company has not been a member of an affiliated, combined, consolidated or unitary group (including within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).
(m)Section 897. The Company: (i) is not or has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (ii) has not made the election provided under section 897(i) of the Code.
(n)Section 409A. Section 2.10(n) of the Disclosure Schedule lists each Company Employee Plan and Contract between the Company and any Employee, in each case, that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”). Each such nonqualified deferred compensation plan, if any, has been at all times since January 1, 2005 in operational compliance with Section 409A and at all times since January 1, 2009 in documentary compliance with Section 409A. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-2) at any time after October 3, 2004. No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A with respect to any Company Employee Plan or other arrangements or agreements which is or has been in effect at any time prior to the First Merger Effective Time. To the extent required, the Company has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A. There is no Contract to which the Company is a party, including the provisions of this Agreement, covering any Employee, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A. There is no Contract to which the Company is a party, including the provisions of this Agreement, which, individually or collectively, could give rise to a Parent, Company, or Second Merger Surviving Entity, Tax under Section 409A or that would give rise to an Employee Tax and/or Parent, Company, or Second Merger Surviving Entity reporting obligations under Section 409A.
(o)COVID Tax Acts. The Company has not (i) deferred, extended or delayed the payment of any payroll Taxes under COVID Tax Acts, or (ii) failed to properly comply with and duly account for all credits received under COVID Tax Acts.
(p)Sales and Use Tax. The Company has collected all sales, use value-added, goods and services, harmonized sales and other similar indirect Taxes required to be collected, and has remitted such amounts to the appropriate Governmental Entity in compliance with all applicable sales and use Tax laws (or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents, in each case, in compliance with all applicable Tax law).
(q)Private Letter Rulings. The Company has not received any letter ruling from the IRS (or any comparable ruling from any other Governmental Entity).
(r)Non-U.S. Operations. The Company is not and has never been (A) a stockholder, directly or indirectly, in a “passive foreign investment company” within the meaning of Section 1297 of the Code, (B) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code or otherwise, (C) a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code, or (D) subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code. The Company has not participated in or cooperated with, or has agreed to participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code.
(s)Section 368 Issues. The Company is not aware of the existence of any fact, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code. To the Company’s Knowledge, there is no plan or intention by the Stockholders to sell, exchange, or otherwise dispose of a number of shares of Parent Common Stock received in the Transactions that would reduce the Stockholders’ ownership of Parent Common Stock to a number of shares having a value of less than forty percent (40%) of the value of all of the formerly outstanding Company Capital Stock. For purposes of this representation, shares of Company Capital Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Parent Common Stock will be treated as outstanding Company Capital Stock.
(t)Limitations on Tax Representations. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 2.10 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any Tax asset or attribute of the Company in any taxable period (or portion thereof) beginning after the Closing Date or (ii) any Tax position that Parent or its Affiliates (including the Surviving Company) may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.
2.11Real Property.  The Company does not own any real property, nor has the Company ever owned any real property. Section 2.11 of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise occupied by the Company (collectively, the “Leased Real Property”). Section 2.11 of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the name of the lessor, licensor, sub-lessor, master lessor and/or lessee, the amount of any deposit or other security or guarantee granted in connection with any such lease, license, sublease or other occupancy right, and all amendments, terminations and modifications thereof (collectively, the “Lease Agreements”). The Company currently occupy all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. The Company does not owe brokerage commissions or finders’ fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements. To the Knowledge of the Company, the Leased Real Property is in good operating condition and repair, free from any material structural, physical and mechanical defects, ordinary wear and tear expected, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Company’s business as currently conducted. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such Leased Real Property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.
2.12Tangible Property.  The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business (excluding for purposes of this Section 2.12 shall not cover Intellectual Property Rights or any matter addressed in Section 2.13), free and clear of any Liens, except for Permitted Liens.
2.13Intellectual Property.
(a)Disclosures. The Disclosure Schedule accurately identifies and describes:  in Section 2.13(a)(i) of the Disclosure Schedule, each Company Product;  in Section 2.13(a)(ii) of the Disclosure Schedule, (A) each item of Registered IP in which the Company has or purports to have an ownership interest; and identification for each, (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number, the registered owner(s) and the date of such registration or filing; and (C) each other Person (other than the Company) who has any ownership interest in such item of Registered IP;  in Section 2.13(a)(iii) of the Disclosure Schedule, each Licensed IP Contract (other than (x) Open Source Licenses and (y) Licensed IP Contracts granting non-exclusive licenses to any non-customized software, which non-customized software: (1) is licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license; (2) is not incorporated into the Company Products; and (3) is generally available on standard terms; and  in Section 2.13(a)(iv) of the Disclosure Schedule, each Company IP Contract, other than (A) non-disclosure agreements entered into in the ordinary course, (B) nonexclusive licenses with terms that do not materially differ from the terms of any Standard Form IP Contracts, and (C) nonexclusive, revocable rights granted to contractors or vendors pursuant to Standard Form IP Contracts to use Company IP for the sole benefit of the Company.
(b)Standard Form IP Agreements. The Company has Made Available a true, correct and complete copy of each Standard Form IP Contract.
(c)Ownership Free and Clear. The Company exclusively own all right, title and interest to and in the Company IP free and clear of any Liens (other than Permitted Liens). Without limiting the generality of the foregoing:

(i)all documents and instruments necessary to perfect the rights of the Company in the Company IP that is Registered IP have been validly executed, delivered and filed with the applicable Governmental Entity;
(ii)each Employee who has created any Company IP has signed a valid and enforceable agreement sufficient to irrevocably assign to the Company all Intellectual Property Rights developed by such Employee for or in the performance of services for the Company and containing confidentiality provisions adequately protecting the Company IP, with each such agreement on the Company’s Standard Form IP Contract for employees (a copy of which is attached to Section 2.13(c)-A of the Disclosure Schedule) or on the Company’s Standard Form IP Contract for consultants or independent contractors (a copy of which is attached to Section 2.13(c)-B of the Disclosure Schedule), as the case may be;
(iii)to the extent that any Intellectual Property Rights were acquired by the Company from, or developed for the Company by, any Person other than any Employee, the Company has a written agreement with such Person pursuant to which the Company obtained sole and exclusive ownership of, and the Company is now the sole and exclusive owner of, all such Intellectual Property Rights by operation of law or by valid assignment;
(iv)no Employee or former employer of any Employee has any claim, right or interest to or in any Company IP;
(v)to the Knowledge of Company, no Employee is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;
(vi)(a) no funding, facilities or personnel of any Governmental Entity, university, college, other educational institution or research center were used to develop or create any Company IP, and (b) no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to any Company IP;
(vii)to the Knowledge of the Company, no current or former Employee who was involved in, or who contributed to, the creation or development of any Company IP has performed services for any Governmental Entity, a university, college or other educational institution, or a research center, during a period of time during which such Employee was also performing services for the Company;
(viii)the Company has taken reasonable steps to maintain the confidentiality of all proprietary information held by such entity, or purported to be held by such entity, as a trade secret, including any confidential information or trade secrets provided to the Company under an obligation of confidentiality;
(ix)the Company has not agreed to assign or otherwise transfer ownership of any Company IP to any Person;
(x)the Company is not currently and has not been a member or promoter of, or a contributor to, any industry standards body, any related patent pools or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any

Company IP, or to the Knowledge of the Company, any Intellectual Property Rights exclusively licensed to the Company;
(xi)(a) no third party that has licensed Intellectual Property Rights that are included in or used for the provision of Company Products or provided any Technology that is included in or used for the provision of Company Products, has retained ownership of or exclusive license to any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company under such license; and (b) no third party that has licensed any Company IP from the Company has ownership rights in or to any improvements or derivative works thereof made by such third party;
(xii)the Company owns or otherwise has, and after the Closing will continue to have, all material Intellectual Property Rights and Technology needed to conduct the business of such entity as currently conducted (provided that the foregoing will not be read as a representation of non-infringement); and
(xiii)following the Closing, all Company IP will be fully transferable, alienable, licensable and exportable by one of the Surviving Entities without restriction and without payment of any kind to any third party, other than as set forth in Section 2.13(c)(xiii) of the Disclosure Schedule.
(d)Valid and Enforceable. All filings, payments and other actions required to be made or taken on or before the Closing Date to maintain each item of Company IP that is Registered IP in full force and effect have been or will be made by the applicable deadline. All such Registered IP is subsisting and unexpired, and to the Company’s Knowledge, valid, and in compliance with all formal legal requirements promulgated by applicable Governmental Entities necessary to maintain such Registered IP as valid and subsisting. To the Knowledge of the Company, there is no basis for a claim that any Company IP is invalid or, except for pending applications, unenforceable. There are no actions that must be taken by Company within 120 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of perfecting, maintaining or renewing any Registered IP.
(e)Effects of the Transactions. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of the Transactions or any such other agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP or any Technology exclusively licensed to the Company; (ii) a breach of any Contract listed or required to be listed in Sections 2.13(a)(iii) and 2.13(a)(iv) of the Disclosure Schedule (collectively, the “IP Contracts”); (iii) the release, disclosure or delivery of any Company IP or any Technology exclusively licensed to the Company by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any Intellectual Property Rights owned by, or licensed to, Parent, other than pursuant to Contracts to which Parent is a party; or (v) payment of any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the Transactions.
(f)No Third Party Infringement of Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Section 2.13(f) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by, on behalf of, or to the Company any of its representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP.
(g)No Infringement of Third Party IP Rights. The Company is not infringing, misappropriating or otherwise violating, and has not infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person, and the conduct of the business of the Company has not constituted and does not constitute unfair competition or trade practices under any Legal Requirement. Without limiting the generality of the foregoing: (i) no claim or legal proceeding alleging infringement, misappropriation or violation of third-party Intellectual Property Rights, or alleging any such unfair competition or trade practices is pending or has been threatened in writing (or, to the Knowledge of the Company, orally) against the Company or, to the Knowledge of the Company, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or legal proceeding; (ii) the Company has not received any written notice (or, to the Knowledge of the Company, oral) (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person (B) inviting the Company to license the Intellectual Property Right of another Person or (C) claiming that the Company Product or the operation of the business of the Company constitutes unfair competition or trade practices under any Legal Requirements; and (iii)  the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to Contracts in the form of the Standard Form IP Contract).
(h)No Harmful Code. To the Knowledge of the Company, none of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging, destroying, taking, appropriating, or exfiltrating any data or file without the user’s consent (collectively, “Harmful Code”).
(i)No Spyware or Malware. None of the Company Software is intended to perform the following functions, without the consent of the owner or user of a computer system: (i) collect Personal Data stored on the computer system; (ii) interfere with the owner’s or an authorized user’s control of the computer system; (iii) change or interferes with settings, preferences or commands already installed or stored on the computer system without the knowledge of the owner or an authorized user of the computer system; (iv) change, take, appropriate, exfiltrate or interfere with data, that is stored, accessed or accessible on any computer system or obstruct, interrupt or interfere with lawful access to or use of data by the owner or an authorized user of the computer system; (v) cause the computer system to communicate with another computer system or other device without the authorization of the owner or an authorized user of the computer system; or (vi) install a computer program that may be activated by a third party without the knowledge and permission of the owner or an authorized user of the computer system (all of the foregoing, collectively, “Harmful Actions”). To the extent the Company, or any computer software has performed any Harmful Actions or delivered any Testing Content at any time, such performance was expressly within the specific consent provided by the owner or authorized user of the applicable computer system and complied with all applicable laws and regulations.
(j)Use of Open Source Code.
(i)Section 2.13(j)(i) of the Disclosure Schedule accurately identifies and describes each item of software licensed or distributed under the GNU General Public License, the GNU Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license that meets the Open Source Definition (www.opensource.org/osd.html) and/or Free Software Definition (www.gnu.org/philosophy/free-sw.html), or under any licensing regime that is similar or related to, or derived from, any of the foregoing whether or not qualifying for such definitions, including without limitation the Server Side Public License, the Business Software License, the Commons Clause, the Confluent Community License, or any version or variant of any Creative Commons License (each, an “Open Source License” and, such software, collectively, “Open Source Software”) and in each case that is or has been included, incorporated or embedded in, linked to, combined or distributed or made available with any Company Product, and accurately describes for each such item of Open Source Software, (i) the name and version of such Open Source Software and applicable Open Source License, (ii) the Company Products (if any) to which each such item of Open Source Software relates or if such item is used internally by or on behalf of the Company, and (iii) for Copyleft Software, the manner in which such item of Copyleft Software was incorporated, linked or otherwise used, including, without limitation, (A) whether (and if so, how) the Copyleft Software is or has been modified and/or distributed by or on behalf of the Company and (B) whether (and if so, how) such Copyleft Software was incorporated into or linked in any Company Product. The Company fully complies with all license terms applicable to any item of Open Source Software disclosed, or required to be disclosed, in Section 2.13(j)(i) of the Disclosure Schedule.
(ii)The Company has not used, modified, or distributed any Open Source Software in a manner that: (i)  requires the disclosure, licensing or distribution of any source code for any Company IP or any portion of any Company Product other than such Open Source Software; (ii) requires the licensing or disclosure of any Company IP for the purpose of making derivative works; (iii) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use or distribute or license any Company IP or Company Product, including restrictions on the consideration to be charged for the distribution of any Company Product; or (iv) grants to any third party any rights or immunities under Company IP.
(k)No License of Source Code. No source code for any Company IP, Company Product or Company Software (“Company Source Code”) has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Source Code to any other Person who is not, as of the date of this Agreement, an employee or agent of the Company.

2.14Information Technology (IT) and Privacy
(a)Company Products. No Action has been filed by any third party, or is pending, and, no written threat, or to Company’s Knowledge oral, or notice of any Action has been received by Company, with respect to any Company Products (including with respect to any delay, defect, deficiency of any product, or quality of any service), and to the Company’s Knowledge, as of the date hereof and the Closing Date, there is no reasonable basis for any present or future such Action.
(b)Bugs. The Company stores and tracks all such known bugs in a bug tracking system in a manner consistent with reasonable software industry customs. To Company’s Knowledge, no Company Product or Company Software: (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Software or any Company Product; or (ii) fails or has failed to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Software or any Company Product or any material non-compliance has been addressed in a matter consistent with the terms of the underlying Contracts.
(c)IT Systems. To the Knowledge of the Company, the software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”) are in good working condition to perform all computing, information technology and data processing operations necessary for the operation of the business of the Company as currently conducted. Immediately after the Closing, the Surviving Entities (or their respective subsidiaries) will have and be permitted to exercise the same rights with respect to the Systems as the Company would have had and been able to exercise had this Agreement not been entered into and the transactions contemplated hereby not occurred, without the payment of any additional amounts or consideration other than ongoing fees.
(d)Security Measures. There have been no unauthorized intrusions or breaches the System. The Company has taken reasonable steps and implemented reasonable procedures to ensure that the information technology systems used in connection with the operation of the businesses of the Company are free from any Harmful Code. The Company has at all times had reasonable and appropriate disaster recovery and security plans, procedures and facilities for its businesses and has taken all reasonable and appropriate steps consistent with (or exceeding) industry standards to safeguard the Systems.
(e)Privacy and Data Protection. Section 2.14(e) of the Disclosure Schedule identifies each Company Privacy Policy in effect since the earliest of the inception of the Company and identifies the period of time during which such Company Privacy Policy was or has been in effect. Copies of all Company Privacy Policies have been Made Available to Parent. The Company, the Company Products, and all third parties who have Processed Company Data on behalf of the Company comply, and have at all times complied, with all applicable Privacy Legal Requirements. The Company has at all applicable times had all rights and authorizations to Process Company Data as such Company Data is or was Processed by or for the Company. At all times since inception, the Company has provided accurate notice of its privacy practices on all Company Products when required by the Privacy Legal Requirements and these notices have not contained any material omissions of the Company’s privacy practices and have not been misleading, deceptive, or in violation of any applicable Privacy Legal Requirement. The execution, delivery, and performance of this Agreement and any Related Agreement, the consummation of the Transactions, and the transfer or disclosure of Company Data in connection with the Transactions, including the transfer or disclosure of Company Data to Parent, its Affiliates or the Second Merger Surviving Entity, will not result in a breach or violation of any Privacy Legal Requirements. The Company has full rights to transfer or disclosure to Parent all Company Data without violating any Privacy Legal Requirement.
(f)There is not and has not been any audit, proceeding, claim, investigation (formal or informal), complaint, demand, allegation, or Action against or to the Company, or, to the Company’s Knowledge, any of their respective customers (in the case of customers, to the extent relating to the Company Products, the Processing of Company Data or the practices of the Company) by any Person or Governmental Entity with respect to the Processing of Company Data or the security, confidentiality, availability, or integrity of any of the Systems. There have been no accidental, unlawful or unauthorized access to, or other Processing of, Company Data.
2.15Material Contracts.
(a)Section 2.15(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract in effect as of the date hereof, (x) to which the Company is a party, (y) by which the Company or any of their assets is bound or under which the Company has any obligation, or (z) under which the Company has any right or interest (the Contracts described below, whether or not set forth in Section 2.15(a) of the Disclosure Schedule, being referred to herein as the “Material Contracts”):
(i)that is with a Significant Customer or a Significant Supplier;
(ii)pursuant to which the Company has been appointed a partner, reseller, dealer, or distributor or OEM;
(iii) pursuant to which the Company is bound to or has committed to provide any Company Product to any third party on a most favored basis or similar terms;
(iv)pursuant to which the Company is bound to, or has committed to provide or license, any Company Product to any third party on an exclusive basis or to acquire or license any material product or service on an exclusive basis from a third party;
(v)imposing any restriction by its terms on the right or ability of the Company (or that would purport by its terms to limit the freedom of Parent or any of its Affiliates): (A) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or to provide services, to any customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (B) to solicit the employment of, or hire, any potential employees, consultants or independent contractors (other than nondisclosure agreements entered into in the ordinary course of business); or (C) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, or to sell any product or other asset to or perform any services for any other Person, or limit the purchasing relationship Company;

(vi)that grants (A) any right of first refusal, right of first offer or similar rights with respect to any material assets, rights or properties of the Company; (B) any royalties to any Person; or (C) imposes any minimum purchase requirements or conditions or other terms that restrict or limit the purchasing relationship of the Company, or any customer, licensee or lessee thereof; or (D) with any future payments due;
(vii)the IP Contracts;
(viii)that is a data processing agreement, information security agreement, business associate agreement, or other Contract for which the primary purpose of such Contract is addressing privacy, data protection, or information security;
(ix)any Contract with any union, works council, employee representatives, personnel delegates or similar labor entity, labor organization or group of employees, or specifically authorized employees;
(x)that is with an Employee, trainee, freelancer or temporary worker other than at-will offer letters or agreements made in the ordinary course of business or agreements that are cancellable without penalty to the Company (other than any statutory severance obligations);
(xi)that grants any non-statutory severance or termination pay or benefits or non-statutory post-termination payments (in cash or otherwise) to any Employee or consultant of the Company;
(xii)that is with insurance companies covering healthcare, disability, and pension schemes in force in the Company, together with any existing documents supporting these schemes within the Company, including internal information notices;
(xiii)that is a Lease Agreement;
(xiv)that is with any Governmental Entity, including any agency, administration, or department of a Governmental Entity;
(xv)relating to capital expenditures and involving future payments in excess of $20,000 individually or $40,000 in the aggregate;
(xvi)relating to the settlement of any Action on or after inception of the Company;
(xvii)relating to (A) the disposition or acquisition of material assets or any material interest in any Person (other than the Company) or (B) the acquisition, issuance or transfer of any securities of any Person (other than the Company);
(xviii)relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien with respect to any asset of the Company;

(xix)involving or incorporating any guaranty, pledge, performance or completion bond or surety arrangement;
(xx)creating or governing any partnership or joint venture or any sharing of revenues, profits or losses;
(xxi)relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party;
(xxii)any service contract for services provided to the Company by a consultant or independent contractor or other service provider related to the development of Intellectual Property Rights or Technology for the Company or that is otherwise material to the operation of the business of the Company;
(xxiii)that contemplates or involves in any calendar year beginning on January 1, 2018 and ending on December 31, 2021: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $200,000 in the aggregate; or (B) the performance of services having a value in excess of $200,000 in the aggregate; and
(xxiv)involving indemnification obligations of the Company to any service provider, including directors and officers.
(b)The Company has Made Available true, correct and complete copies of all written Material Contracts in effect as of the date hereof, including all amendments thereto. Section 2.15(b) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Material Contract is valid and in full force and effect and is enforceable in accordance with its terms against the Company and to the Company’s Knowledge, any other party to such Material Contract, subject to the Enforceability Limitations. Neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract, is in material breach or material default of any Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to: (i) result in a violation or breach of any Material Contract; (ii)  give the Company or applicable counterparty the right to declare a default or exercise any remedy under any Material Contract; (iii) give the Company or applicable counterparty the right to accelerate the maturity or performance of, or cancel, terminate or modify, such Material Contract. The Company has not received any written notice regarding any actual or possible violation or breach of, or default under, any Material Contract. The Company has not waived any of its material rights under any Material Contract. The Company has not received any written notice from a Person threatening to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract). No Person is renegotiating any amounts paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.
2.16Employee Benefit Plans.
(a)Schedule. Section 2.16(a)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, each specific Employee Agreement providing severance or material post-termination payments and/or benefits and any specific Employee Agreement providing any specific obligations resulting in additional material liability for the Company as a result of the Transactions. No Person who is ineligible to participate in a Company Employee Plan is a participant in any Company Employee Plan. The Company has not made any commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement materially (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.16(a)(2) of the Disclosure Schedule sets forth a table setting forth the (i) name, (ii) hiring date, (iii) title, (iv) annual salary or base wages and commissions earned from January 1, 2020 through December 31, 2020, (v) current annual salary or base wages and commissions earned for the current year through the Balance Sheet Date, (vi) current annual bonus target (if any) and (vii) accrued but unpaid vacation balances of each current employee of the Company as of December 31, 2020, if any, including with respect to any Employees on a leave of absence, the date the leave commenced and the expected date of return to work of such Employee whose annual base salary shall exceed $200,000 on a full time basis. To the Knowledge of the Company, no employee listed on Section 2.16(a)(2) of the Disclosure Schedule has delivered written notice to the Company evidencing an intent to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement. Section 2.16(a)(3) of the Disclosure Schedule contains an accurate and complete list of all natural Persons that currently have a consulting or advisory relationship with the Company.
(b)Documents. The Company has Made Available (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents and all related management, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including existing administrative service agreements and group or other insurance contracts, (vi) all correspondence and/or notifications in the three year period preceding the date of this Agreement to or from any governmental agency or administrative service relating to any Company Employee Plan, (vii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (viii) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (ix) the most recent IRS or equivalent non-U.S. Tax authority determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan. To the Knowledge of the Company, no promises or commitments have been made to amend any Company Employee Plan or Employee Agreement or to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder. To the Knowledge of the Company, no verbal promises or representations have been made to any Employees to materially increase their compensation or to continue their employment for any specific duration.
(c)Employee Plan Compliance. The Company has, in all material respects, performed all obligations required to be performed by it under, and is in compliance with, the requirements prescribed by any and all applicable statutory or regulatory Legal Requirements, are not in material default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable Legal Requirements, including ERISA and the Code. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, the Company has obtained a favorable determination and/or opinion letter and there has been no event, condition or circumstances that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Actions pending or threatened in writing (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the First Merger Effective Time in accordance with its terms, without liability to Parent or the Company (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the First Merger Effective Time). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. The Company is not subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and/or pursuant to applicable Legal Requirements.
(d)Bonus Plan Compliance. The Company is in compliance in all material respects with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans as of the date of this Agreement, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing Date, and is not liable for any material payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.
(e)No Pension Plan. The Company has never maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
(f)No Self-Insured Plan. The Company has never maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).
(g)Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has the Company contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company has never maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).
(h)No 401(k) Plan.  The Company has never maintained, established, sponsored, participated in, or contributed to any plan or arrangement that is intended to be qualified under Section 401(k) of the Code.

(i)No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements, and the Company has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute or other applicable Legal Requirements.
(j)Effect of Mergers. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in connection with additional or subsequent events) will (i) result in any compensatory payment or benefit becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) materially increase any payments or benefits otherwise payable or to be provided by the Company or (iv) result in the acceleration of the time of payment or vesting of any such payments or benefits except as required under Section 411(d)(3) of the Code.
(k)No Loans. There are no outstanding loans or loan balances due by any Employee to the Company (other than outstanding advances to Employees in respect of business expenses made in the ordinary course of business consistent with past practice).
2.17Employment Matters.
(a)Compliance with Employment Laws. The Company is in compliance with all applicable foreign, federal, state and local Legal Requirements and other agreements or arrangements with any works council, employee representative or other labor organization or group of employees, and its own policies and internal regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding and reporting, social security contributions withholding, prohibited discrimination, working time, employee representation, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, or the equivalent under applicable Legal Requirements, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or social security contributions or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security and other payroll taxes or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no Actions pending, or to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending, or to the Knowledge of the Company, threatened or reasonably anticipated material Actions against the Company, any Company trustee under any worker’s compensation policy or long term disability policy. The Company is not currently a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices. The services provided by each of the Company’s current employees inside the United States are terminable at the will of the Company, and outside the United States are terminable in compliance with applicable Legal Requirements, and any such termination would result in no expenses to the Company (other than statutory severance obligations, ordinary administration expenses, previously agreed to severance pay or benefits, bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the First Merger Effective Time). Section 2.17(a) of the Disclosure Schedule lists all current amounts owed to any Employee that would result from the termination by the Company or Parent of such Employee’s employment or provision of services, other than those disclosed in Section 2.16(i). To the Knowledge of the Company, the Company has no direct or indirect liability with respect to any misclassification of any person as an independent contractor, intern and/or temporary worker rather than as an employee, with respect to any employee leased from another employer or with respect to any employee currently or formerly classified as exempt from overtime wages, or the equivalent under applicable Legal Requirements.
(b)Labor. The Company is not a party to any collective bargaining or other agreements with any union, works council, employee representative or other labor organization or group of employees. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union, works council, employee representative or other labor organization or group of employees to organize any Employees. There are no Actions, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor matters involving any Employee, including charges of unfair labor practices. To the Knowledge of the Company, the Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Legal Requirement. The Company is not presently, and has not been in the past, a party to, or bound by, any collective bargaining agreement, or other agreements with any union, works council, employee representative or other labor organization or group of employees with respect to Employees and no such agreement is being negotiated by the Company.
(c)Immigration Documentation. The Employees are authorized and have legally required documentation to work in jurisdictions in which they are working. Section 2.17(c) of the Disclosure Schedule sets forth an accurate and complete list of (i) all U.S.-based employees of the Company who are not U.S. citizens or permanent residents and (ii) all employees of the Company based outside of the United States that are not citizens or permanent residents of the jurisdiction in which they perform services. Each of the U.S.-based employees required to be listed on Section 2.17(c) of the Disclosure Schedule is authorized under applicable U.S. immigration Legal Requirements to work in his or her current position for the Company or its Affiliate and each non-U.S.-based employee required to be listed on Section 2.17(c) of the Disclosure Schedule is authorized under applicable Legal Requirements to work in his or her current positions for the Company.
(d)No Interference. To the Knowledge of the Company, no Employee or consultant of the Company is obligated under any Contract or subject to any Order, in each case, that would materially interfere with such person’s efforts to carry out his/her functions to promote the interests of the Company or that would materially interfere with the Company’s business.
2.18Governmental Authorizations.  Each notification, consent, license, permit, grant or other authorization which is required for the operation of the Company’s business as currently conducted (collectively, “Company Authorizations”) has been issued or granted to the Company, as the case may be. The Company Authorizations are in full force and effect, and no suspension or cancellation of any such Company Authorizations is pending or, to the Knowledge of the Company, threatened. The Company has not received any written notice from any Governmental Entity regarding any violation by the Company of any Company Authorizations, or any actual or threatened revocation, cancellation or termination of any Company Authorizations.
2.19Litigation and Orders.
(a)There is no material Action of any nature pending, or to the Knowledge of the Company threatened, against the Company, its properties and assets (tangible or intangible) or any of its respective officers or directors (solely in their capacities as such). To the Knowledge of the Company, there is no Action of any nature pending against any Person who has a contractual right or a right pursuant to applicable Legal Requirements to indemnification from the Company in respect of such Action related to facts and circumstances existing prior to the First Merger Effective Time.
(b)No Governmental Entity has at any time challenged the legal right of the Company to conduct its operations as presently or previously conducted.
(c)The Company is not subject to any outstanding Order.
2.20Insurance.  Section 2.20 of the Disclosure Schedule lists all insurance policies and fidelity bonds held by the Company as of the date hereof. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been denied or disputed in writing. In addition, there is no pending claim as of the date hereof of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in material compliance with the terms of such policies and bonds. The Company has not received any written threat of termination of any of such policies. None of the Company or any controlled Affiliate of it has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.
2.21Compliance with Legal Requirements.  Since inception, except as is not material in any case or in the aggregate, the Company has complied with, and is not in violation of, any applicable Legal Requirement. Since inception, the Company has not received any written notices of any violation of any Legal Requirement, or has provided any written notice to any Governmental Entity regarding any violation by the Company of any Legal Requirement.
2.22Export Control Laws.
(a)The Company has complied in all material respects with all applicable export and re-export control Legal Requirements (“Export Controls”), including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State, and any applicable anti-boycott regulations. The Company has not directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by the Legal Requirements of the United States, without first obtaining any required authorization from the competent government authorities as required by those Legal Requirements. The Company is in compliance with all applicable

Legal Requirements (“Customs Laws”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.
(b)Except as authorized under applicable Legal Requirements, the Company has not released or disclosed ITAR-controlled technical data or EAR-controlled technology requiring a license in order to be exported to any foreign national whether in the United States or abroad.
(c)No Action, claim, request for information, or subpoena is pending, or to the Knowledge of the Company, threatened, concerning or relating to any export or import activity of the Company. No voluntary self-disclosures have been filed by or for the Company with respect to possible violations of Export Controls and Customs Laws.
(d)The Company has maintained any records required to be maintained in the Company’s possession as required under the Export Control and Customs Laws.
(e)The Company has not, in violation of applicable Legal Requirements, provided any hardware, software, technology, or services to any individual or entity in a prohibited country, including Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of the Ukraine or on any relevant list of prohibited parties including but not limited to the Commerce Department’s Denied Persons List (“DPL”), Entity List, and Unverified Parties List; the Treasury Department’s List of Specially Designated Nationals List (“SDN List”), and the State Department’s list of debarred parties.
(f)The Company has not exported (i) any hardware, software or technical data controlled by the ITAR or (ii) any hardware, software or technology controlled under the EAR that is classified as anything other than EAR99.
2.23Anti-Corruption.  Neither the Company, nor any director or officer or employee, or to the Knowledge of the Company any distributor, reseller, consultant, agent or other third party retained by the Company and while acting on behalf of the Company, has provided, offered, promised, or authorized the provision of anything of value (including payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official”, as defined by the FCPA, which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization for the purpose of corruptly assisting the Company in (i) obtaining or retaining business for or with, or directing business to, any person; (ii) influencing any act or decision of a foreign government official in his or her official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of his/her lawful duties; or (iv) securing any improper advantage, in violation of the FCPA, United Kingdom Bribery Act 2010, the U.S. Travel Act, Title 18 of the U.S. Code section 201, or any applicable local, domestic, or international anticorruption, anti-bribery, or anti-money laundering laws (collectively hereinafter “Anti-Corruption Laws”). Neither the Company nor any of their respective directors, officers, employees or, to the Knowledge of the Company, agents while acting on behalf of the Company has used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before stated parties entered, submitted, or otherwise included any false, fictitious, or inaccurate entries in the Company’s books and records in violation of applicable laws or regulations. The Company has not made any provisions to any person (including any “foreign officials”), or taken any act in furtherance of such a provision, that would constitute an improper rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of applicable Anti-Corruption Laws. The Company has not conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or agency with respect to any alleged act or omission arising under or relating to any noncompliance with applicable Anti-Corruption Laws.
2.24Environmental Law.  The Company has not released any Hazardous Material in material violation of Environmental Law. Except in compliance with Environmental Law and in a manner that would not reasonably be expected to result in material liability to the Company, no Hazardous Materials are present in, on or under any real property, including the land, improvements, ground water and surface water thereof, that the Company (i) currently leases, operates, or occupies or (ii) formerly leased, operated or occupied as of the date on which the real property ceased to be leased, operated or occupied by the Company. The Company has conducted all Hazardous Material Activities in compliance in all material respects with all Environmental Laws.
2.25Customers and Suppliers.
(a)Section 2.25(a) of the Disclosure Schedule contains a true, correct and complete list of all customers, dealers, distributors, sales representatives, OEMs, value added resellers, remarketers, resellers and other licensees of any of the Company Products who, in either (i) the fiscal year ended December 31, 2019 and/or (ii) the fiscal year ended December 31, 2020, represented aggregate revenues to the Company of $20,000 or more during such period (each, a “Significant Customer”). The Company does not have any outstanding material disputes concerning any Company Products with any Significant Customer. The Company has not received any written or, to the Knowledge of the Company, oral notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company (or, after the consummation of the Transactions, or Parent, either of the Surviving Entities or their respective subsidiaries) or that such Significant Customer intends to terminate or materially modify its existing Contracts with the Company (or the Second Merger Surviving Entity or Parent).
(b)Section 2.25(b) of the Disclosure Schedule contains a true, correct and complete list of all Persons who, in either (i) the fiscal year ended December 31, 2019 and/or (ii) in the fiscal year ended December 31, 2020 were one of the twenty (20) largest suppliers of products and/or services (other than consultants) to the Company based on amounts paid or payable by the Company to such Person during such period but solely to the extent such supplier was paid or owed $20,000 or more by the Company during such period (each, a “Significant Supplier”). The Company does not have any outstanding material disputes concerning any Company Products with any Significant Supplier. The Company has not received any written or, to the Knowledge of the Company, oral notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier to the Company (or, after the consummation of the Transactions, or Parent, either of the Surviving Entities or their respective subsidiaries) or that such Significant Supplier intends to terminate or materially modify its existing Contracts with the Company (or the Second Merger Surviving Entity or Parent). As of the date hereof and Closing, the Company has access on commercially reasonable terms to all products and services reasonably necessary to carry on the Company’s business as presently conducted, and the Company has no Knowledge of any reason why it will not continue to have such access on commercially reasonable terms.
2.26Interested Party Transactions.  No officer of the Company or, to the Knowledge of the Company, any director or stockholder holding more than five percent (5%) of the outstanding shares of capital stock of the Company (each, an “Interested Party”), has (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party (other than in such Person’s capacity as an officer, director or employee of the Company), in each case other than transactions on an arms-length basis on terms no less favorable to the Company than would reasonably be expected from an unaffiliated party; provided, however, that ownership of five percent (5%) or less of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.26; provided, further, that the investments held in entities made by pooled investments funds of which a director or a stockholder may be affiliated shall not be deemed to be an “interest in any Person” for purposes of this Section 2.26.
2.27Books and Records.  The minute books of the Company have been Made Available and have been maintained in all material respects in accordance with applicable Legal Requirements. The business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records maintained by the Company (the “Books and Records”) fairly reflect, in all material respects, the business activities of the Company. The Company has not engaged in any material transaction, maintained any bank account or used any material amount of corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records will be in the possession of the Company.
2.28Brokers.  There is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company who is entitled to any financial advisor’s, brokerage, finder’s or other similar fee or commission in connection with this Agreement or the Transactions.
2.29Compliance with Regulation D. The Company is aware that the Parent Class A Common Stock to be issued pursuant to the Transactions will constitute “restricted securities” within the meaning of Securities Act. At no time was any holder of Company Capital Stock or Company Options solicited by means of general advertising or general solicitation in connection with this Agreement or the Transactions.
2.30Directors, Officers, Bank Accounts and Powers. Section 2.30 of the Disclosure Schedule sets forth with respect to the Company: (i) all directors and officers; (ii) all bank, payroll and securities brokerage accounts and all authorized signers for each such account; and (iii) all powers of attorney granted to any Person that are currently in effect.
2.31Pandemic Matters. Except as set forth on Section 2.31 of the Disclosure Schedule, the Company: (i) is not aware of a party to a Material Contract that has given formal or informal notice of force majeure or that intends to declare force majeure or is otherwise hindered or delayed in performing its obligations under such contract due to the outbreak of the disease, COVID-19, caused by the SARS-CoV-2 novel coronavirus (“Pandemic”); (ii) except for deferrals of payroll and other employment Taxes pursuant to Section 2302 of the CARES Act, has not applied for or obtained any benefit under or pursuant to the CARES Act, including any PPP Loan; (iii) has not furloughed, terminated, reduced hours or wages, benefits, or compensation of any of its employees due to the Pandemic; and (iv) has used its commercially reasonable efforts to comply with the Center for Disease Control’s Guidance, as applicable to

“Employers, Business Owners & Community Leaders” and the U.S. Department of Labor Occupational Safety and Health Administration’s “Guidance on Preparing Workplaces for COVID-19.”
2.32Additional Representations. To the Company’s Knowledge, this Agreement (as qualified by the Disclosure Schedule) and each Related Agreement does not, and the Company Pre-Closing Certificate will not contain any representation or warranty that is false or misleading with respect to any material fact.
Article III
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUBS
Subject to such exceptions as are disclosed (i) in the specific section, subsection or sub-clause of the disclosure schedule, if any, delivered by Parent to the Company on the date hereof prior to the execution and delivery hereof (the “Parent Disclosure Schedule”) that corresponds to the specific section, subsection or sub-clause of each representation and warranty set forth in this Article III (provided, however, that any information set forth in a section, subsection or sub-clause of the Disclosure Schedule shall be deemed to be disclosed for purposes of, and shall qualify, the corresponding section, subsection or sub-clause of this Agreement and any other section, subsection or sub-clause of this Agreement, where it is reasonably apparent on the face of such disclosure that such information applies to such other section, subsection or sub-clause) or (ii) in the Parent SEC Documents (other than in any “risk factor” disclosure or any other forward looking statements set forth therein), each of Parent and the Merger Subs hereby represents and warrants to the Company as follows:
3.1Organization and Standing.  Each of Parent and Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub II is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. Each of Parent, Merger Sub I and Merger Sub II is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary, except for where such failures to be so qualified would not, individually or in the aggregate, reasonably be expected to delay or impair Parent’s, Merger Sub I’s or Merger Sub II’s abilities to consummate the Mergers. Parent owns beneficially and of record all outstanding capital stock of Merger Sub I and all outstanding membership interests of Merger Sub II, in each case free and clear of any Liens, and no other Person holds any capital stock of Merger Sub I or interests of Merger Sub II nor has any rights to acquire any interest in either Merger Sub. Each of the Merger Subs was incorporated or formed, as applicable, solely for the purpose of engaging in the transactions contemplated by this Agreement. Each of the Merger Subs (i) has engaged in no business activities or operations and (ii) has conducted its operations only as contemplated by this Agreement.
3.2Authority and Enforceability.  Each of Parent, Merger Sub I and Merger Sub II has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery by each of Parent, Merger Sub I and Merger Sub II of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate and other action on the part of Parent and the Merger Subs. This Agreement and any Related Agreements to which Parent and/or Merger Sub I or Merger Sub II is a party have been duly executed and delivered by Parent, Merger Sub I and Merger Sub II and constitute the valid and binding obligations of Parent, Merger Sub I and Merger Sub II, enforceable against Parent, Merger Sub I and Merger Sub II in accordance with their terms, subject to the Enforceability Limitations.
3.3Governmental Approvals and Consents.  No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or the Merger Subs in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent, Merger Sub I or Merger Sub II is a party or the consummation of the Transactions, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, in (b) the filing of the First Merger Certificate of Merger and the Second Merger Certificate of Merger with the Secretary of State of the State of Delaware, (c) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and (d) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings that have been obtained prior to the execution of this Agreement on terms that in the aggregate would not materially impair Parent’s ability to consummate the Mergers.
3.4No Conflicts.  The execution and delivery by Parent and each of the Merger Subs of this Agreement and any Related Agreement to which Parent or such Merger Sub is a party, and the consummation of the Transactions, will not result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under (a) any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or such Merger Sub, as amended, (b) any material Contract to which Parent or any of its direct or indirect subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound or (c) any Legal Requirement or Order applicable to Parent or any of its direct or indirect subsidiaries.
3.5SEC Reports and Financial Statements.
(a)A true and complete copy of each report or other filing pursuant to the Securities Exchange Act of 1934, as amended, and registration statement or other filing pursuant to the Securities Act of 1933 as amended, filed by Parent with the SEC since the initial public offering of Parent Class A Common Stock and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document.
(b)The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).
(c)Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent that could have a material effect on the Parent Financial Statements. Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably designed to provide reasonable assurance that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since December 31, 2020, neither Parent nor Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Parent; (B) any illegal act or fraud, whether or not material, that involves Parent or its management or other employees; or (C) any claim or allegation regarding any of the foregoing. There are no outstanding loans made by Parent or any of its direct or indirect subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.
3.6Parent Capitalization.  The authorized capital stock of Parent consists of (A) 1,500,000,000 shares of common stock, of which (i) 1,000,000,000 are shares of Parent Class A Common Stock, where 11,709,402 shares were issued and outstanding as of June 30, 2021 and (ii) 500,000,000 are share of Parent Class B Common Stock, where 157,697,645 shares were issued and outstanding as of June 30, 2021. and (B) 100,000,000 shares of preferred stock, of which none are issued and outstanding as of the close of business on the day immediately preceding the date of this Agreement. All of the outstanding shares of Parent Class A Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable.
3.7Merger Consideration.
(a)Parent has sufficient cash and cash equivalents on hand to pay the cash portion of the Merger Consideration upon the Closing and the Earnout upon such amounts becoming payable in accordance with the terms hereof. There is no circumstance or condition to Parent’s Knowledge that will prevent the availability at the Closing of the requisite cash and cash equivalents to consummate the transactions contemplated by this Agreement on the terms set forth in this Agreement. Parent acknowledges and agrees that the Closing shall not be contingent upon the availability at the Closing of sufficient cash and cash equivalents to pay the cash portion of the Merger Consideration.

(b)The Parent Class A Common Stock to be issued by Parent as part of the Merger Consideration has been duly authorized, and upon consummation of the First Merger and the issuance of such shares of Parent Class A Common Stock pursuant to and in accordance with the terms hereof, will be validly issued, fully paid and non-assessable.
(c)The Parent Class A Common Stock to be issued by Parent as part of the Founder Earnout and the RSU Grants will be, when issued in accordance with the terms of this Agreement and the RSU Grants, validly issued, fully paid and non-assessable.
3.8Brokers.  There is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or any of its subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other similar fee or commission in connection with this Agreement and the Transactions.
3.9Tax Matters. Merger Sub I is a direct, wholly owned subsidiary of Parent. Merger Sub II is a direct, wholly owned subsidiary of Parent. For U.S. federal income Tax purposes, Merger Sub II is and has always been “disregarded as an entity separate from its owner” as such phrase is used in Treasury Regulations Section 301.7701-2(c)(2)(i), and will not elect to be treated as anything other than “disregarded as an entity separate from its owner” as such phrase is used in Treasury Regulations Section 301.7701-2(c)(2)(i) as of immediately following the Closing.
3.10No Other Representations and Warranties.
(a)Except as expressly set forth in Article III, none of Parent, the Merger Subs nor any of their respective agents, employees or Representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, in respect of Parent, the Merger Subs, or any of their respective subsidiaries or businesses, including any representations and warranties about the accuracy or completeness of any information or documents previously provided, and any such other representations or warranties are hereby expressly disclaimed.
(b)Parent acknowledges and agrees that except for the representations and warranties contained in Article II, neither the Company nor the Stockholders nor any of their respective Affiliates or representatives or any other Person makes any express or implied representation or warranty with respect to the Company, the Business or with respect to any other information Made Available to Parent or any of its Affiliates or representatives in connection with the transactions contemplated hereby. Other than the indemnification obligations of the Company set forth in Article VII, none of the Company, the Stockholders, any of their Affiliates, or any of their respective representatives will have or will be subject to any liability or indemnification obligation to Parent or any other Person resulting from the distribution to Parent or its Affiliates or representatives of, or Parent’s use of, any information relating to the Company or any other matter relating to the transactions contemplated by this Agreement. Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business and the Company as it has deemed appropriate, which investigation, review and analysis was done by Parent and its Affiliates and representatives. In entering into this Agreement, Parent acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or its Affiliates or representatives (except the representations and warranties set forth in Article II).

Article IV
CONDUCT OF COMPANY BUSINESS
DURING PENDENCY OF TRANSACTION
4.1Affirmative Obligations of the Company.  During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to Section 6.1 or the First Merger Effective Time, except to the extent that Parent shall otherwise consent in writing or as contemplated by this Agreement or necessary to effect the Transactions contemplated by this Agreement, the Company shall conduct the business of Company in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, pay or perform all other obligations of the Company when due (including the timely withholding, collecting, remitting and payment of all Taxes required under Legal Requirement), and, to the extent consistent with such business, preserve intact the present business organizations of the Company, keep available the services of the present officers and Employees of the Company, preserve the assets (including intangible assets) and properties of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the First Merger Effective Time.
4.2Restrictions on Company Business and Operations.  In furtherance and not in limitation of Section 4.1, during the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to Section 6.1 or the First Merger Effective Time, except as expressly contemplated by this Agreement (including payment of any Company Transaction Expenses), as required by applicable Law or Legal Requirements, with the prior consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or as expressly set forth in Section 4.2 of the Disclosure Schedule, the Company shall not:
(a)cause or permit any modifications, amendments or changes to the Charter Documents;
(b)declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or make any other actual, constructive or deemed distribution in respect of the such shares of capital stock;
(c)split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock), except in accordance with the agreements evidencing Company Options or Company Restricted Stock outstanding and as in effect on the date hereof;
(d)issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or equity-based awards (whether payable in cash, stock or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for: (1)  the issuance of Company Capital Stock pursuant to the exercise of Company Options outstanding as of the date of this Agreement in accordance with their terms as in effect on the date hereof, (2) the vesting of any shares of Company Restricted Stock outstanding as of the date of this Agreement in accordance with their terms as in effect on the date hereof, and (3) the issuance of shares of Company Common Stock upon conversion of shares of Company Preferred Stock;
(e)form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;
(f)make or agree to make any capital expenditure or commitment exceeding $25,000 individually or in the aggregate;
(g)acquire or agree to acquire or dispose or agree to dispose of any assets of the Company or any business enterprise or division thereof outside the ordinary course of the business of the Company, as the case may be, and consistent with past practice, or merge or consolidate with or into any other Person;
(h)propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;
(i)enter into any agreement, contract or commitment for the (i) sale, lease, license or transfer of any Company IP; (ii) purchase or license of any Technology or Intellectual Property Rights of any Person; or (iii) change in any material respect in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company, except, in each case, in the ordinary course of business and with respect to the foregoing clause (i), pursuant to Contracts substantially in the form of the Standard Form IP Contracts;
(j)incur any Indebtedness (other than the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services, each in the ordinary course of the Company’s business consistent with past practices), issue or sell any debt securities, create a Lien over any asset of the Company or amend the terms of any outstanding loan agreement;
(k)assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;
(l)make any loan to any Person (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person;
(m)commence or settle any Action or threat of any Action by or against the Company or relating to any of their businesses, properties or assets;
(n)release or waive any material claims or material rights, other than in the ordinary course of business;

(o)pay, discharge, release, waive or satisfy any claims, rights or liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date;
(p)adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;
(q)make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement in respect of Taxes, settle or compromise any material claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than pursuant to an extension of the filing date for any Tax Return obtained in the ordinary course of business), make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement (other than a Contract, such as a lease, the primary purpose of which is not related to Taxes), or amend any Tax Return or file any income or material Tax Return;
(r)subject to subsection (r) and (s) below, adopt, amend or terminate, or start a termination process of, any Company Employee Plan, collective bargaining agreement and other agreements or arrangements with any works councils, employee representative or labor organization or group of employees, or any Employee Agreement including any indemnification agreement, enter into or amend any Employee Agreement or otherwise hire any Person as an Employee except as required by the terms of such agreements existing on the date hereof;
(s)increase the salary, wage rate, incentive compensation opportunity, employment status, title or other compensation (including equity based compensation) payable or to become payable by the Company to any Employee;
(t)hire employees at the executive level or higher or, other than in the ordinary course of business consistent with past practice, any other employees;
(u)terminate any employees of the Company other than (x) in the ordinary course of business consistent with past practice or (y) for cause or poor performance (documented in accordance with the Company’s past practice);
(v)make any declaration, payment, commitment or obligation of any kind for the payment, termination payment, bonus, special remuneration, or other additional salary or compensation (including equity based compensation) to any Employee, except payments made pursuant to any Company Employee Plan or Employee Agreement existing on the date hereof and disclosed in Section 4.2(v) of the Disclosure Schedule;
(w)take any action to accelerate the vesting or payment of, or otherwise modify the terms of any of the outstanding Company Options or Company Restricted Stock or accelerate the vesting or payment of any other material compensation to any Employee, in each case, except as required by applicable Legal Requirements or the terms of any Company Employee Plan or Employee Agreement existing on the date hereof;

(x)cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Company;
(y)except as required by applicable Legal Requirements, convene any regular or special meeting (or any adjournment or postponement thereof) of the Stockholders;
(z)send any written communications (including electronic communications) to Employees regarding this Agreement or the Transactions or make any representations or issue any communications to Employees that, in each case, are inconsistent with this Agreement or the Transactions, including any representations regarding offers of employment from Parent;
(aa)(i) terminate, amend, waive, or modify in any material manner, or violate the terms of, any Material Contract, or (ii) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the date hereof;
(ab)enter into any new line of business or change its material operating policies in any material respect, except as required by applicable Legal Requirements or by policies imposed by any Governmental Entity;
(ac)amend, revise or modify any existing Company Privacy Policy, or publish any new Company Privacy Policy;
(ad)other than in the ordinary course of business consistent with past practice, introduce any material new sales compensation or incentive programs or arrangements;
(ae)take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger qualifying as a “reorganization” within the meaning of Section 368 of the Code; or
(af)take, commit, or agree in writing or otherwise to take, any of the actions described the foregoing clauses of this Section 4.2, or any other action that would prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder.
Article V
ADDITIONAL AGREEMENTS
5.1No Solicitation of Competing Acquisition Proposals.
(a)Termination of Pending Discussions. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) regarding any Alternative Transaction. The Company agrees that it shall, as soon as practicable following the date hereof but in any event within two (2) Business Days, request of each Third Party that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Transaction to return or destroy (in accordance with the terms of such confidentiality agreement) all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Third Party by or on behalf of the Company or Representatives.

(b)No Solicitation of Competing Acquisition Proposals. Commencing on the date hereof and continuing at all times until the earlier to occur of the First Merger Effective Time and the valid termination of this Agreement pursuant to the provisions of Section 6.1, the Company shall not, through any of its directors, officers or other employees, stockholders, Affiliates, representatives, or other agents including its financial, legal or accounting advisors (together, “Representatives”), directly or indirectly: (i) solicit, initiate, seek, knowingly encourage, promote, formally approve or support any inquiry, proposal or offer from, (ii) furnish any non-public information regarding the Company (other than in connection with the sale of products and services in the ordinary course of business consistent with past practice or license of Intellectual Property Rights in connection therewith) to, (iii) participate in any discussions or negotiations (except to state that such discussions or negotiations are not permitted pursuant to these provisions) with, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, an Alternative Transaction by, (v) terminate, amend or waive any rights under (or fail to enforce by seeking an injunction or by seeking to specifically enforce the terms of) any confidentiality or “standstill” or other similar agreement between the Company with, (vii) take any action to exempt from Section 203 of Delaware Law or any other Takeover Law, in each of the preceding clauses (i)-(vi) above, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other entity, person or group of any of the foregoing (other than Parent and its Representatives acting in their capacities as such) (each, a “Third Party”) regarding (A) any acquisition of all or any part of the Company (including by way of any merger or consolidation with or involving the Company) or any acquisition, issuance, grant, sale or transfer of any of the securities, business, properties or assets of the Company (other than the sale of products and services in the ordinary course of business consistent with past practice or license of Intellectual Property Rights in connection therewith), (B) any joint venture or other strategic investment in or involving the Company (other than a commercial or strategic relationship in the ordinary course of business), including any new financing, investment round or recapitalization of the Company, (C) the employment of all or substantially all of the Employees or (D) any other similar transaction involving the Company that is not in the ordinary course of business (each, an “Alternative Transaction”); or (vii) enter into any Contract, whether binding or non-binding, with any Third Party providing for an Alternative Transaction (including a letter of intent or exclusivity agreement) or committing the Company to do any of the actions contemplated by the preceding clauses (i)(vi) above.
(c)Notice of Competing Acquisition Proposals. In the event that the Company or any of its Representatives shall receive, prior to the First Merger Effective Time or the termination of this Agreement in accordance with Section 6.1, any written offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in clause (ii) of Section 5.1(b), the Company or such Affiliate or Representative shall promptly notify Parent thereof, which notice shall include the identity of the Third Party making any such inquiry, offer, proposal, indication of interest or request and the material terms of thereof, along with any other information related thereto as Parent may reasonably request.
(d)Actions of Representatives. The parties hereto understand and agree that any violation of the restrictions set forth above by any Representative of the Company shall be deemed to be a breach of this Agreement by the Company.
(e)Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.1 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.
5.2Stockholder Approval.  Promptly following the execution of this Agreement, the Company shall solicit written consent from all of its Stockholders in the form attached hereto as Exhibit C (the “Stockholder Written Consent”) and, concurrently therewith, deliver the information statement in the form attached hereto as Exhibit D (the “Information Statement”), in each case in accordance with Delaware Law. The Company shall promptly deliver to Parent a copy of each executed Stockholder Written Consent upon receipt thereof from any Stockholder pursuant to such solicitation. It is anticipated that, promptly after the execution of this Agreement, the Company will receive Stockholder Written Consents from Stockholders pursuant to the preceding solicitation that are sufficient to fully and irrevocably deliver the Requisite Stockholder Approval. Promptly upon obtaining the Requisite Stockholder Approval, the Company shall prepare and, as soon as reasonably practicable, send to all Stockholders on the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent the notices required pursuant to Delaware Law. Such materials submitted to the Stockholders in connection with such Stockholder Written Consents shall be subject to review and comment by Parent. Each party agrees that information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Stockholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.
5.3Reasonable Best Efforts to Close.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto (other than the Stockholder Representative) shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective Transactions as promptly as practicable, including by using reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Mergers set forth in Section 1.2(b), to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Transactions.
5.4Access to Information.  The Company shall afford Parent and its Representatives reasonable access during normal business hours in a manner that will not be disruptive to the operations of the Company during the period from the date hereof and prior to the First Merger Effective Time to (a) all of the properties, Books and Records and Contracts of the Company, including all Company IP, (b) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request, and (c) all Employees of the Company as identified by Parent; provided, however, that the Company may restrict the foregoing access to the extent that (i) any applicable Law requires the

Company to restrict or prohibit access to any such properties or information to Parent, (ii) such access would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (iii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company is bound or affected as of the date hereof, which confidentiality obligation, commitment or provision shall be disclosed to Parent. The Company agrees to provide to Parent and its accountants, counsel and other Representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.4 or otherwise shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Mergers in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.
5.5Transfer Taxes. All transfer, documentary, registration and other similar Taxes (including, without limitation, charges for or in connection with the recording of any instrument or document as provided in this Agreement and any Taxes imposed on the transfer of the Company pursuant to the transactions contemplated by this Agreement) payable in connection with the execution and delivery of this Agreement, the consummation of the Closing and the Mergers (“Transfer Taxes”) shall be borne equally and timely paid by Parent and the Company. The Person(s) required by applicable Legal Requirement to file any necessary Tax Returns and other documentation with respect to Transfer Taxes shall file such Tax Returns and documentation and, if required by an applicable Legal Requirement, the Company or Parent, as the case may be, shall join in the execution of such Tax Returns and documentation.
5.6Employee Matters.
(a)Unless the Founder Key Employees agree otherwise, Parent shall, or shall cause its Affiliates to, provide each Continuing Employee with, at the Closing, a level of compensation and employee benefits that are no less favorable in the aggregate than the level of compensation and employee benefits provided to the Continuing Employee as of immediately prior to the Closing.
(b)Parent will, and will cause its Affiliates to, grant all Continuing Employees full credit for all service with the Company prior to the Closing for purposes of eligibility, vesting and determining the level of benefits under any benefit or compensation plan, program, policy, agreement or arrangement made available to Continuing Employees after the Closing, other than equity-based arrangements (collectively, the “Parent Plans”) to the same extent service was recognized under the comparable Company Employee Plan, except to the extent it would result in the duplication of benefits. In addition, for purposes of each Parent Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee, Parent will: (i) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements, and (ii) cause any deductible, co-insurance and out-of-pocket expenses paid by any Continuing Employee (or covered dependent thereof) under an analogous Company Employee Plan to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under such Parent Plan for the applicable plan year in which the Closing occurs.

(c)Nothing contained in this Agreement shall, or shall be construed so as to, (i) constitute an amendment or modification of any Employee Plan or other employee benefit plan, or (ii) create any third party rights in any such current or former employee, independent contractor, consultant, director or other service provider (including any beneficiary or dependent thereof).
5.7Directors’ and Officers’ Indemnification.
(a)For a period of six (6) years following the First Merger Effective Time, Parent shall, and Parent shall cause the Second Merger Surviving Entity or its successor to, fulfill and honor in all respects the obligations of the Company with respect to all rights to indemnification (including advancement of expenses) or exculpation existing in favor of, and all limitations on the personal liability of, any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the First Merger Effective Time, a director, officer, employee, fiduciary or agent of the Company under the Charter Documents or in any indemnification agreements in effect as of the date hereof and set forth in Section 5.7 of the Disclosure Schedule to the fullest extent permitted by applicable Legal Requirements (each, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”). Notwithstanding the foregoing, Parent shall have no obligation to maintain the existence of the Second Merger Surviving Entity for any specified period following the First Merger Effective Time. The Company hereby represents to Parent that no claim for indemnification has been made as of the date hereof by any director or officer of the Company.
(b)Prior to the First Merger Effective Time, the Company shall purchase (and pay in full all premiums on) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers on terms reasonably acceptable to Parent that shall provide such directors and officers with coverage for six (6) years following the First Merger Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured Persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company and any premiums with respect to such policy shall be Company Transaction Expenses hereunder. After the First Merger Effective Time, Parent and the Second Merger Surviving Entity shall maintain such policy in full force and effect, and continue to honor the obligations thereunder; provided, however, that Parent and the Second Merger Surviving Entity shall have no obligation to pay premiums or any other amounts with respect to such policy. In addition, prior to the First Merger Effective Time, the Company shall purchase (which expense shall not be a Company Transaction Expense) a single premium tail coverage policy with respect to the Company’s current errors and omissions insurance policies that provides coverage for events occurring prior to the First Merger Effective Time (the “Errors and Omissions Insurance”) for a period of sixty (60) months following the Closing Date.
(c)Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.7 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7 and shall be entitled to enforce the covenants contained herein).
(d)In the event that, following the Second Merger Effective Time, Parent or the Second Merger Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that either the successors and assigns of Parent or the Second Merger Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.7.
5.8Tax Matters.
(a)Closing of Books for Straddle Period. In the case of any tax period that begins prior to the Closing Date but does not end on the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as if the Straddle Period ended as of the close of business on the Closing Date, except that any exemptions, allowances or deductions that are calculated on an annual basis shall be calculated on a per diem basis, and the amount of Taxes charged on a periodic basis (such as ad valorem or property Taxes) that relate to a Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period portion of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period.
(b)Tax Claims.
(i)If any Governmental Entity asserts a Tax Claim, then the party to this Agreement first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties to this Agreement; provided, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Section 5.8, except to the extent that the other party is prejudiced by such failure (as determined by a court of competent jurisdiction). The party to this Agreement first receiving notice of such Tax Claim shall promptly provide written notice thereof to the other parties to this Agreement.
(ii)Parent shall conduct and control, or cause the Company (including, after the Closing Date, the Second Merger Surviving Entity) to conduct and control any Tax Claim; provided, however, that (A) the Stockholder Representative shall (on behalf of the Indemnifying Parties) have the right to participate in (at the expense of the Indemnifying Parties), but not to determine, control or conduct, the defense of such Tax Claim, (B) Parent shall provide the Stockholder Representative with a timely and reasonably detailed account of each stage of such Tax Claim, and and(C) Parent shall consult with the Stockholder Representative before taking any significant action in connection with such Tax Claim. If Parent or the Company settles any Tax Claim without the prior written consent of Stockholder Representative, which consent shall not be unreasonably withheld, delayed or conditioned, such settlement shall not be determinative of the indemnification obligations of the Indemnifying Parties pursuant to Article VII. In the event of any conflict between the provisions of this Section 5.8(b) and the provisions of Section 7.4, the provisions of this Section 5.8(b) shall govern.
(c)Cooperation on Tax Matters. Parent and the Stockholders shall, and the parties to this Agreement shall cause the Company to, cooperate, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns and any Tax Claim, audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include, (A) the retention and (upon another party’s request) the provision of records and information reasonably relevant to any such audit or litigation, (B) directing any holder, professional firm, accountant, or other Person in possession of any records, materials, work papers which may be relevant to Parent in respect of any audit, compliance matter, or other reason to provide Parent direct access to, and possession of, all such materials, work papers, records, memos, files, and the like, or (C) making officers, accountants, or other representatives reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Stockholders and Parent agree, and shall cause the Company (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent or the Stockholders, as the case may be, shall, and shall cause the Company to, allow the other party to take possession of such books and records. Notwithstanding anything to the contrary in this Agreement, the Stockholder Representative shall have no obligation to prepare or file any Tax Returns.
(d)Pre-Closing Period Tax Returns. Parent shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for Company that are required to be filed after the Closing Date, provided that, for any Tax Returns of the Company relating to a Pre-Closing Tax Period or a Straddle Period, Parent shall prepare and file such Tax Returns in accordance with applicable Law and in a manner consistent with past practices (to the extent consistent with applicable Law at a “more-likely-than-not” level of comfort, as determined by Parent in good faith). Parent shall deliver or cause to be delivered drafts of all income or other material Tax Returns that show any Taxes that would reasonably be expected to give rise to any liability to the Indemnifying Parties for an indemnification claim under Article VII to the Stockholder Representative for its review and comment at least thirty (30) days prior to the due date of any such Tax Return. Parent shall consider in good faith all of the Stockholder Representative’s reasonable comments to such Tax Returns.
(e)Section 368 Issues. The Parties shall treat, for U.S. federal income tax purposes, the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties to this Agreement shall prepare all Tax Returns consistent with the foregoing and no Party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required by applicable law.
5.9Third Party Consents. The Company shall use commercially reasonable efforts to promptly, or cause to be taken promptly, such reasonable actions as so requested by Parent to request, seek and obtain consents, notices, waivers and approvals of parties to any Contract set forth on Section 2.4 of the Disclosure Schedules, provided that any and all costs and expenses incurred in connection therewith shall be borne by Parent.
5.10Contract Terminations. The Company shall provide notice of termination, in such form as provided by Parent, of each Contract with the parties set forth on Schedule 5.10 on the Business Day prior to the anticipated Closing Date.

Article VI
PRE-CLOSING TERMINATION OF AGREEMENT
6.1Pre-Closing Termination.  Except as provided in Section 6.2, this Agreement may be terminated and the Mergers abandoned at any time prior to the Closing:
(a)by mutual written agreement of the Company and Parent;
(b)by Parent if the Requisite Stockholder Approval shall not have been obtained by the Company and delivered to Parent within three (3) Business Days after the execution and delivery of this Agreement by Parent and the Company;
(c)by Parent or the Company if the Closing Date shall not have occurred prior to 11:59 PM Eastern time on December 1, 2021 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(d)by Parent or the Company if any Legal Requirement shall be in effect which has the effect of making the Mergers illegal or otherwise prevents consummation of the Mergers, provided that in the case of any such Legal Requirement that is an Order, such Order has become final and non-appealable;
(e)by Parent if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 1.2(b)(ii)(A) and Section 1.2(b)(ii)(B) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 1.2(b) for the benefit of Parent are incapable of being satisfied on or before the End Date; or
(f)by the Company if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent set forth in this Agreement such that the conditions set forth in Section 1.2(b)(iii)(A) and Section 1.2(b)(iii)(B) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 1.2(b) for the benefit of the Company are incapable of being satisfied on or before the End Date.
6.2Effect of Termination.  In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Merger Subs or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any willful and intentional breaches of this Agreement, Related Agreements that are effective prior to termination of this Agreement or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of this Section 6.2, Sections 7.5(b)

(Stockholder Representative Indemnification), 8.6 (Confidentiality), 8.7 (Public Disclosure), 8.8 (Third Party Expenses), and Article VIII (General Provisions) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VI.
Article VII
POST-CLOSING INDEMNIFICATION
7.1Survival of Representations, Warranties and Related Indemnification Claims.  The representations and warranties of the Company set forth in this Agreement or in any certificate delivered pursuant to this Agreement, and the right to make indemnification claims in respect thereof under this Agreement, shall survive until 11:59 p.m. Eastern time on the twelve (12) month anniversary of the Closing Date (the date of expiration of such period, the “Expiration Date”); provided, however, that each Specified Representation, and the right to make indemnification claims in respect of such Specified Representation, shall survive until the expiration of all applicable underlying statutes of limitations governing the subject matters addressed by each such Specified Representation (including all periods of extension, whether automatic or permissive and without giving effect to the limitations of 10 Del. C. § 8106(a)); provided, further, however, that each Tax Representation, and the right to make indemnification claims in respect of such Tax Representation, shall survive until the expiration of all applicable underlying statutes of limitations governing the subject matters addressed by each such Tax Representation (including all periods of extension, whether automatic or permissive and without giving effect to the limitations of 10 Del. C. § 8106(a)) plus an additional sixty (60) days; provided, further, however, that each IP Representation, and the right to make indemnification claims in respect of such IP Representation, shall survive until 11:59 p.m. Eastern time on the twenty-four (24) month anniversary of the Closing Date; provided, further, that all representations and warranties of the Company, and the right to make indemnification claims in respect thereof under this Agreement, shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a valid claim is timely made in accordance with the terms hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty, and the right to make indemnification claims in respect thereof under this Agreement, shall survive as to such claim until such claim has been finally resolved without giving effect to the limitations of 10 Del. C. § 8106(a); provided further, that where any survival period that extends beyond the Expiration Date would otherwise be limited by 10 Del. C. § 8106(a) the parties intend that 10 Del. C. § 8106(c) shall apply. The representations and warranties of Parent and the Merger Subs set forth in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement.
7.2Indemnification.
(a)From and after the consummation of the First Merger, subject to the terms and limitations of this Article VII, the Stockholders (including for the avoidance of doubt, holders of Vested Company Options, each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) shall severally, but not jointly, indemnify and hold harmless Parent and its affiliates (including the Second Merger Surviving Entity) and their respective directors, officers and other employees, (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all losses, liabilities and damages of any kind or nature, Taxes, awards, judgments penalties, fees, costs and expenses, including reasonable out-of-pocket attorneys’ and consultants’ fees and any such reasonable out-of-pocket fees, costs and expenses incurred in connection with investigating, defending against or settling any claims that are indemnifiable hereunder (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred, suffered or sustained by the Indemnified Parties, or any of them (including the Second Merger Surviving Entity) (regardless of whether or not such Losses relate to any third party claims), resulting from or arising out of any of the following:
(i)any breach of or inaccuracy in a representation or warranty of the Company set forth in this Agreement, without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement; provided, however, that in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss relating thereto no effect will be given to any qualifications based on the word “material” or similar phrases (including “Company Material Adverse Effect”) contained therein (it being agreed and understood however that such qualifications will continue to apply, as applicable, to the determination of whether a breach or inaccuracy of representation or warranty has occurred);
(ii)any inaccuracy in any information required to be set forth in the Payment Spreadsheet, including any failure to properly calculate any item required to be contained therein;
(iii)any failure by the Company to perform or comply with any covenant or agreement of the Company set forth in this Agreement which is required to be performed prior to the Closing;
(iv)any payment in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, including all reasonable out-of-pocket attorneys’ fees, costs and expenses;
(v)any Pre-Closing Taxes, excluding any amounts included in Tax Amount;
(vi)any of the matters set forth on Schedule 7.2(a)(vi);
(vii)any Post-Closing Net Working Capital Adjustment Amount; and
(viii)any actual fraud or intentional misrepresentation by or on behalf of the Company in connection with this Agreement (including, for the avoidance of doubt, the Disclosure Schedules) or the Transactions.
(b)The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Second Merger Surviving Entity, Parent or any of their respective Affiliates with respect to any Loss claimed by and/or paid to an Indemnified Party pursuant to the indemnification provisions hereof.
(c)Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VII will be treated as adjustments to the Merger Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements.

(d)Notwithstanding anything herein to the contrary, subject to Section 7.3(b)(vii), the indemnification rights set forth in this Article VII shall be the sole and exclusive remedy of the Indemnified Parties from and after the First Merger Effective Time for any claims arising under this Agreement, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement; provided, however, that (i) this Section 7.2(d) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and (ii) nothing in this Agreement shall limit the liability of an Indemnifying Party (and this Article VII shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in connection with a claim based on actual fraud or intentional misrepresentation committed by or with the actual knowledge of such Indemnifying Party.
(e)Nothing in this Agreement shall limit the right of any party to a Related Agreement to pursue remedies under such Related Agreement against the other parties thereto. Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein or in any Related Agreement shall give rise to any right on the part of any Indemnified Party, after the consummation of the Transactions, to rescind this Agreement or any of the transactions contemplated hereby.
7.3Limitations on Indemnification.
(a)Except in the case of actual fraud, intentional misrepresentation or for Losses incurred for Section 7.2(a)(ii), Section 7.2(a)(v), or Section 7.2(a)(vii), the Indemnifying Parties shall have no liability for indemnification claims under this Article VII unless and until the aggregate Losses for which they would otherwise be liable exceed a dollar amount equal to half a percent (0.5%) of the Total Consideration (the “Deductible”) (at which point the Indemnifying Parties shall be liable only for the aggregate Losses in excess of the Deductible).
(b)Maximum Liability.
(i)Except in the case of actual fraud or intentional misrepresentation, the liability of the Indemnifying Parties for indemnification claims for breaches of or inaccuracies in the General Representations or incurred pursuant to Section 7.2(a)(iii) shall be limited, in the aggregate, to a dollar amount equal to ten percent (10%) of the Total Consideration.
(ii)Except in the case of actual fraud or intentional misrepresentation, the liability of the Indemnifying Parties for indemnification claims for breaches of or inaccuracies in the IP Representations shall be limited, in the aggregate, to a dollar amount equal to twenty percent (20%) of the Total Consideration.
(iii)Except in the case of actual fraud or intentional misrepresentation, the liability of the Indemnifying Parties for indemnification claims for breaches of or inaccuracies in the Tax Representations or pursuant to Section 7.2(a)(v) shall be limited, in the aggregate, to a dollar amount equal to twenty percent (20%) of the Total Consideration.
(iv)Except in the case of actual fraud or intentional misrepresentation, the liability of the Indemnifying Parties for indemnification claims for breaches of or inaccuracies in the Specified Representation shall be limited, in the aggregate, to a dollar amount equal to the Total Consideration.

(v)Except in the case of actual fraud, the liability of the Indemnifying Parties for indemnification claims resulting primarily from any of the matters set forth on Schedule 7.2(a)(vi) shall be limited, in the aggregate, to $250,000 and Section 7.2(a)(vi) shall be the sole recourse and source of recovery for any claims primarily resulting from any of the matters set forth on Schedule 7.2(a)(vi).
(vi)The Indemnified Parties’ first source of recovery for indemnification claims under Section 7.2(a) shall be recourse against the Escrow Fund, but if the Escrow Fund is insufficient to satisfy any portion of a Loss for which an indemnification claim has been made under Section 7.2(a) and is finally determined to be an obligation of the Indemnified Parties, the Indemnified Parties shall, subject in each case to the limitations set forth in this Article VII, be entitled to recover such excess portion of such Losses in respect of such indemnification claims (the portion of any such excess Loss for which such indemnification is not satisfied by the Escrow Fund is referred to as an “Excess Loss”) by set off against any portion of the Earnout Amount or Founder Earnout otherwise payable pursuant to Section 1.6(c) and not yet paid by Parent, and then, if the Earnout Amount or the amount of the Founder Earnout otherwise payable pursuant to Section 1.6(c) and not yet paid by Parent is insufficient to satisfy the Excess Losses in respect of such indemnification claim, the Indemnified Parties shall, subject in each case to the limitations set forth in this Article VII, be entitled to recover the then remaining amount of Excess Loss directly from the Indemnifying Parties and each Indemnifying Party shall, subject to the limitations set forth in this Article VII, be liable, severally and not jointly, solely for its, his or her Pro Rata Portion of the then remaining amount of Excess Losses in respect of such indemnification claim, and any indemnification obligation recovered from the Escrow Fund shall be composed of 50% of Parent Class A Common Stock (with each share of Parent Class A Common Stock being valued at the Escrow Share Price for purposes of satisfying any such claims) and 50% cash and the Indemnifying Parties shall have the right to satisfy the then remaining amount of such Excess Losses in Parent Class A Common Stock (with each share of Parent Class A Common Stock being valued at the Escrow Share Price for purposes of satisfying any such claims) and/or cash.
(vii)The liability of each Indemnifying Party for indemnification claims under this Agreement shall be limited, in the aggregate, to a dollar amount equal to the aggregate portion of the Merger Consideration actually received by such Indemnifying Party pursuant to this Agreement (without regard to any withholding, vesting or other similar limitation applicable to such payments); provided, however, that nothing in this Article VII shall limit the liability of an Indemnifying Party in connection with actual fraud or intentional misrepresentation committed by such Indemnifying Party.
(c)Subject to the other provisions of this Article VII, in addition to any rights of setoff or other similar rights that Parent or any other Indemnified Party may have at common law or otherwise, Parent or its Affiliates will have the right to withhold and deduct any sum that is otherwise owed to any Indemnified Party under this Article VII from any Earnout Amount or Founder Earnout otherwise payable by any Indemnified Party to any Indemnifying Party; provided, however, that such right shall not be available with respect to any Unresolved Claims.
(d)The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification of Losses, or any other remedy based on any such representation, warranty, covenant or agreement to the extent such remedy is permitted by this Agreement. Other than with respect to any claim for actual fraud or intentional misrepresentation, no Indemnified Party shall be required to show reliance on any representation, warranty, certificate in order for such Indemnified Party to be entitled to indemnification hereunder.
(e)Each Indemnified Party and its Affiliates shall use reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement and to collect any amounts available under insurance coverage. The amount of any Losses that are subject to indemnification under this Article VII shall be calculated net of the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnified Parties in respect of such Losses or any of the events or circumstances giving rise or otherwise related to such Losses (net of any costs or expenses incurred in obtaining such insurance, indemnification, contribution or reimbursement, including any increases in insurance premiums resulting from any insurance recovery). In the event that any insurance or other recovery is made by Parent or any Affiliate of Parent with respect to any Losses for which Parent or any such Affiliate has been indemnified hereunder, then a refund equal to the net aggregate amount of the recovery shall be made promptly to the Indemnifying Parties (on a pro rata basis based on the portion of the Loss paid by or on behalf of each Indemnifying Party in respect of which such recovery is made).
(f)Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnifying Party shall, in any event, be liable for any consequential, special, exemplary or punitive damages whatsoever (including lost revenue or profits, diminution of value, or damages calculated on multiples of revenue, earnings or other metrics).
(g)No Indemnified Party shall be entitled to recover Losses relating to any matter arising under one provision of this Agreement to the extent that a claim has previously been asserted in respect of the same such matter under another provision of this Agreement.
7.4Indemnification Claim Procedures.
(a)Subject to the limitations set forth in Section 7.1, if an Indemnified Party has the right to make an indemnification claim under this Article VII, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Stockholder Representative (with a copy to the Escrow Agent) (or in the event an Indemnified Party elects to pursue such indemnification claim directly against an Indemnifying Party, to such Indemnifying Party directly) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related in reasonable detail. Parent may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice. Following the delivery of an Indemnification Claim Notice, Parent shall provide the Stockholder Representative and its representatives and agents with such documents and records of the Second Merger Surviving Entity and its subsidiaries as they may reasonably request, and reasonable access to such personnel or representatives of the Second Merger

Surviving Entity (including but not limited to the individuals responsible for the matters that are subject of the Indemnification Claim Notice) as they may reasonably request, for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Indemnification Claim Notice.
(b)In the event of the assertion or commencement by any Person (other than a party to this Agreement) of any Action with respect to which the Indemnifying Parties may become obligated to indemnify any Indemnified Party pursuant to this Article VII (each, a “Third Party Action”), the Stockholder Representative shall (on behalf of the Indemnifying Parties) have the right to participate in (at the expense of the Indemnifying Parties), but not to determine, control or conduct, the defense of such Third Party Action. In the event that the Stockholder Representative has affirmatively consented in writing to the settlement of a Third Party Action, the Indemnifying Parties shall have no power or authority to object to the recovery by Parent of the amount of such settlement pursuant to this Article VII. In the event that the Stockholder Representative does not consent to any such settlement, and the Indemnified Parties wish to seek indemnification hereunder in respect of such Third Party Action, then the Indemnified Parties shall make such indemnification claims pursuant to the procedures set forth in this Article VII. A party’s settlement of a Third Party Action without the consent of the Stockholder Representative shall not be used as evidence of the truth of the allegations in any Third Party Action or the merits of such Third Party Action and the existence of any Third Party Action shall not create a presumption of any breach by a party to this Agreement of any of its representations, warranties or covenants set forth in this Agreement.
(c)If the Stockholder Representative on behalf of the Indemnifying Parties shall not object in writing within the forty-five (45) day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative on behalf of the Indemnifying Parties (or the applicable Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event and subject to Section 7.4(h), the Escrow Agent shall promptly release from the Escrow Fund a portion of the Escrow Amount equal to the Losses set forth in such Indemnification Claim Notice in the form of a number of Escrow Shares (with each Escrow Share being valued at the Escrow Share Price for purposes of satisfying any such claims) equal to the 50% such Losses and the amount of cash equal to the 50% such Losses.
(d)In the event that the Stockholder Representative shall deliver an Indemnification Claim Objection Notice in accordance with Section 7.4(c) within forty-five (45) days after delivery of such Indemnification Claim Notice, the Stockholder Representative (on behalf of the Indemnifying Parties) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall, subject to Section 7.4(h), promptly release from the Escrow Fund the portion of the Escrow Amount set forth in such memorandum in the form of a number of Escrow Shares (with each Escrow Share being valued at the Escrow Share Price for purposes of satisfying any such claims) equal to the 50% of such amount set forth in the memorandum and the amount of cash equal to the 50% of such amount set forth in the memorandum. Should the amount held in the Escrow Fund, if any, be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such memorandum and this Agreement (including the limitations set forth in this Article VII), then each Indemnifying Party shall, within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party such Indemnifying Party’s pro rata portion of such shortfall as though such shortfall was an Excess Loss.
(e)If no such agreement can be reached after good faith negotiation and prior to forty-five (45) days after delivery of an Indemnification Claim Objection Notice, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Stockholder Representative shall each select one independent arbitrator.  The two arbitrators so selected shall select a third independent arbitrator.
(f)Any such arbitration shall be held in Wilmington, Delaware, under the Comprehensive Arbitration Rules and Procedures of JAMS (“JAMS”).  The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid (in the case of the Stockholder Representative, solely on behalf of the Indemnifying Parties), including the respective expenses of each party, the fees of each arbitrator and the administrative fee of JAMS.  The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Indemnification Claim Notice shall be final, binding, and conclusive upon the parties to this Agreement and the Indemnifying Parties.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within thirty (30) days of a decision of the arbitrator(s) requiring payment by Parent to the Indemnifying Parties or by the Indemnifying Parties to Parent, such person(s) shall make the payment to such other person(s), including any distributions out of the Escrow Fund, as applicable. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Indemnifying Parties or any Indemnifying Party and the Indemnified Parties under this Article VII, whether relating to claims to recover funds from the Escrow Fund or to the other indemnification obligations set forth in this Article VII.

(g)Notwithstanding anything to the contrary herein, at any time from time to time that any amounts shall be required to be disbursed from the Escrow Fund, Parent and the Stockholder Representative shall promptly and in any event within five (5) Business Days deliver to the Escrow Agent a memorandum setting forth such amounts, which shall be prepared and signed by both parties and shall set forth the portion of the Escrow Amount to be disbursed from the Escrow Fund with appropriate wiring and disbursement instructions with respect thereto. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release from the Escrow Fund the portion of the Escrow Amount set forth in such memorandum.
(h)On the first (1st) Business Day following the Expiration Date, Parent and the Stockholder Representative shall cause the Escrow Agent to (i) retain an amount equal to the amount of any claims for indemnification asserted in good faith in an Indemnification Claim Notice delivered in accordance with Section 7.4 prior to the Expiration Date but which are not yet resolved (each such claim, an “Unresolved Claim”) and (ii) release any remaining Escrow Amount net of such Unresolved Claims to the Exchange Agent for further distribution to the Stockholders in accordance with Section 1.6(b).
(i)The amount of the Escrow Amount retained for each Unresolved Claim shall be released (to the extent such funds are not utilized to indemnify any Indemnified Party for such Unresolved Claim in accordance with the terms of this Agreement) by the Escrow Agent to the Exchange Agent in accordance with the prior sentence up on the resolution of such Unresolved Claim in accordance with this Article VII.
7.5Stockholder Representative.
(a)By virtue of the execution and delivery of a Joinder Agreement and/or a Stockholder Written Consent, the adoption of this Agreement and approval of the Mergers by the Stockholders and without any further action of any of the Indemnifying Parties or the Company, each of the Indemnifying Parties shall be deemed to have agreed to appoint and hereby does appoint Fortis Advisors LLC, a Delaware limited liability company, as its representative, exclusive agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Indemnifying Parties for all purposes in connection with this Agreement and the Escrow Agreement, including to give and receive notices and communications in respect of indemnification claims under this Agreement, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of any indemnification claims hereunder by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the Escrow Agreement, and to take or refrain from taking all other actions in the sole discretion of the Stockholder Representative that are either (i) necessary or appropriate in the sole judgment of the Stockholder Representative for the accomplishment of the foregoing, relating to the subject matter of this Agreement or the Escrow Agreement, or contemplated by or deemed advisable by the Stockholder Representative in connection with this Agreement, the Escrow Agreement or the Stockholder Representative Engagement Agreement. or (ii) specifically mandated or permitted by the terms of this Agreement or the Escrow Agreement.

Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Indemnifying Parties, except as expressly provided herein, in the Escrow Agreement and in the Stockholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. The powers, immunities and rights to indemnification granted to the Stockholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Indemnifying Party and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnifying Party of the whole or any fraction of his, her or its interest in the Escrow Fund. All actions taken by the Stockholder Representative under this Agreement, the Escrow Agreement or the Stockholder Representative Engagement Agreement shall be binding upon each Indemnifying Party and such Indemnifying Party’s successors as if expressly confirmed and ratified in writing by such Indemnifying Party, and all defenses which may be available to any Indemnifying Party to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement, the Escrow Agreement or the Stockholder Representative Engagement Agreement are waived. The position of Stockholder Representative may be changed by the Indemnifying Parties from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted Stockholder Representative. Notwithstanding the foregoing, in the event of a resignation of the Stockholder Representative or other vacancy in the position of Stockholder Representative, such vacancy may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative. After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties.
(b)Certain Indemnifying Parties have entered into an engagement agreement (the “Stockholder Representative Engagement Agreement”) with the Stockholder Representative to provide direction to the Stockholder Representative in connection with its services under this Agreement, the Escrow Agreement and the Stockholder Representative Engagement Agreement (such Indemnifying Parties, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholder Representative Group”) shall be liable for any act done or omitted by the Stockholder Representative in connection with its acceptance or administration of the Stockholder Representative’s responsibilities pursuant to this Agreement, the Escrow Agreement or the Stockholder Representative Engagement Agreement, unless and only to the extent such action or omission constitutes gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Indemnifying Parties shall indemnify and defend the Stockholder Representative Group and hold the Stockholder Representative Group harmless from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, judgments, amounts paid in settlement, costs and expenses arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, under the Escrow Agreement or under the Stockholder Representative Engagement Agreement, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative, fees and expenses of other skilled professionals and in connection with seeking recovery from insurers and any amounts required to be paid by the Stockholder Representative to the Escrow Agent pursuant to the Escrow Agreement (“Stockholder Representative Expenses”), in each case, as such Stockholder Representative

Expense is incurred or suffered; provided, that in the event that any such Stockholder Representative Expense is finally adjudicated to have been directly and primarily caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Indemnifying Parties the amount of such indemnified Stockholder Representative Expense to the extent attributable to such gross negligence or willful misconduct. Such Stockholder Representative Expenses may be recovered by the Stockholder Representative first, from the Representative Fund, second, from the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributed to the Indemnifying Parties or any other amounts otherwise distributable to the Indemnifying Parties, and third, directly from the Indemnifying Parties. The Representative Fund shall be available to pay directly, or reimburse the Stockholder Representative for, any Stockholder Representative Expenses. Following the Expiration Date, the Stockholder Representative shall have the right to recover Stockholder Representative Expenses not previously recovered from the Representative Fund from the Escrow Fund prior to any distribution to the Indemnifying Parties (provided that such funds would otherwise be released to the Indemnifying Parties and are no longer subject to any pending indemnification claims), and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholder Representative Expenses actually incurred and not previously recovered. For the avoidance of doubt, while this section allows the Stockholder Representative to be paid from the Representative Fund and the Escrow Fund, this Section 7.5(b) shall not limit the obligation of any Indemnifying Party to promptly pay such Stockholder Representative Expenses as they are incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance or risk its own funds on behalf of the Indemnifying Parties or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Stockholder Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Stockholder Representative shall not be required to take any action unless the Stockholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Stockholder Representative in performing such actions. The Indemnifying Parties acknowledge and agree that the foregoing indemnities and immunities in this Section 7.5(b) will survive the resignation or removal of the Stockholder Representative or any member of the Advisory Group and/or the termination of this Agreement (notwithstanding Section 6.2) and the Escrow Agreement. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Indemnifying Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this section. Following the Expiration Date, the resolution of all indemnification claims made under this Agreement, the satisfaction of all such indemnification claims and the reasonable determination by the Stockholder Representative that the Representative Fund is no longer required to be withheld, the Stockholder Representative shall distribute the remaining Representative Fund, if any, to the Escrow Agent, who will promptly distribute such funds to the Indemnifying Parties in accordance with their respective Pro Rata Portions. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.2 or Section 8.3, shall constitute a decision of the Indemnifying Parties and shall be final, conclusive and binding upon the Indemnifying Parties; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder

Representative. The Stockholder Representative shall be entitled to: (i) rely upon the Payment Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnifying Party or other party.
7.6Legal Representation.
(a)Notwithstanding that the Company has been represented by Baker McKenzie LLP (the “Company Firm”) in the preparation, negotiation and execution of this Agreement and the Related Agreements (collectively, the “Transaction Agreements”), each of Parent and the Company agrees that after the Closing the Company Firm may, without the need for any future waiver or consent, represent the Stockholder Representative, the Indemnifying Parties and/or their Affiliates (collectively, the “Company Parties” and each a “Company Party”) in all matters related to the Transaction Agreements, including without limitation in respect of any indemnification claims pursuant to the Transaction Agreements and in any dispute, litigation or other adversary proceeding against, with or involving Parent, the First Merger Surviving Corporation, the Second Merger Surviving Entity or any of their respective agents or Affiliates.
(b)Notwithstanding that the Parent has been represented by Wilson Sonsini Goodrich & Rosati P.C. (the “Parent Firm”) in the preparation, negotiation and execution of the Transaction Agreements, each of Company and the Parent agrees that after the Closing the Parent Firm may, without the need for any future waiver or consent, the Parent, the First Merger Surviving Corporation, the Second Merger Surviving Entity the Company and/or their Affiliates (collectively, the “Parent Parties” and each a “Parent Party”) in all matters related to the Transaction Agreements, including without limitation in respect of any indemnification claims pursuant to the Transaction Agreements and in any dispute, litigation or other adversary proceeding against, with or involving Stockholder Representative, the Indemnifying Parties or any of their respective agents or Affiliates.
(c)Each of Parent and the Company hereby acknowledges, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.
(d)Each of Parent and the Company hereby acknowledges and agrees, on behalf of itself and its Affiliates, that all rights to any attorney-client privilege, attorney work product protection or expectation of client confidence solely with respect to any communications prior to the Closing between Company Firm, on the one hand, and any Company Party, on the other hand, or any advice given to any such Person(s) by Company Firm in connection with the Transactions, in each case to the extent such communications were subject to attorney-client privilege as of immediately prior to the Closing (the “Privileged Communications”) will be subject to the following restrictions and obligations: (x) in the event of any dispute between any Parent Party, on the one hand, and any Company Party, on the other hand, with respect to the Transaction Agreements, none of the parties to such dispute shall be entitled to introduce any Privileged Communications as evidence in any proceeding related thereto, (y) in the event of any dispute between any of the Company Parties, on the one hand, and any Third Party, on the other hand, unrelated to the Transaction Agreements, none of the Parent Parties shall be entitled to withhold such Privileged Communications, or invoke the privilege of such Privileged Communications, in each case to prevent the Company Parties from using such Privileged Communications in the pursuit of such dispute (provided that the Company Parties shall remain subject to any confidentiality obligations to which they are subject in the use of such Privileged Communications) and (z) in the event of any dispute between any Parent Party, on the one hand, and any Third Party, on the other hand, there shall be no restrictions on the ability of such Parent Party to use or disclose such Privileged Communications in connection with such dispute.
Article VIII
GENERAL PROVISIONS
8.1Certain Interpretations.  When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All references in this Agreement to “$” or dollars shall mean U.S. denominated dollars. The table of contents and headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The Company shall be responsible for compliance with this Agreement by its officers, directors, employees and other agents (in their capacities as such). No prior draft of this Agreement, any Related Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).
8.2Amendment.  This Agreement may be amended by Parent and the Stockholder Representative (and, prior to the First Merger Effective Time, the Company) at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought, provided, that no amendment to be effected after the receipt of the Requisite Stockholder Approval and which requires stockholder approval under Delaware Law shall be effective until the receipt of the Requisite Stockholder Approval with respect to such amendment. For purposes of this Section 8.2, subject to the proviso in the prior sentence, the Stockholders are deemed to have agreed that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.
8.3Waiver.  At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent permitted under any applicable Legal Requirements, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party set forth herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.3, the Stockholders are deemed to have agreed that any extension or waiver signed by the Company shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.
8.4Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.
8.5Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received; and provided further, however, that with respect to notices delivered to the Stockholder Representative, such notices must be delivered solely via facsimile transmission, with confirmed receipt or via email by way of a PDF attachment thereto of an executed document:
(a)if to Parent or the Merger Subs, to:
KnowBe4, Inc.
33 North Garden Avenue, Suite 1200
Clearwater, Florida 33755
Attention: General Counsel
Email: legal@knowbe4.com

with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attention: Melissa Hollatz and Megan Baier
Email: MHollatz@wsgr.com and MBaier@wsgr.com

(b)if to the Company (prior to the Closing), to:
SecurityAdvisor Technologies, Inc.
440 N Wolfe Road, Suite W019
Sunnyvale, California 94085
Attention: Chief Executive Officer
Email: sai@securityadvisor.io

with a copy (which shall not constitute notice) to:
Baker McKenzie LLP
600 Hansen Way
Palo Alto, California 94304
Attention: Lisa Fontenot
Email: lisa.fontenot@bakermckenzie.com

(c)if to the Stockholder Representative, or to the Stockholders (after the Closing) to:
Fortis Advisors LLC
Attention: Notices Department (Project Sea Lion)
Facsimile No.: (858) 408-1843
Email: notices@fortisrep.com
8.6Confidentiality.  Each of the parties hereto (other than the Stockholder Representative) hereby agrees that the information obtained in any investigation pursuant to Section 5.4, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be governed by the terms of the Mutual Non-Disclosure Agreement effective as of June 24, 2021 (the “Confidential Disclosure Agreement”), between the Company and Parent. In this regard, the Company acknowledges that the Parent Class A Common Stock is publicly traded and that certain information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Parent Class A Common Stock in violation of applicable securities laws. The Stockholder Representative agrees to keep confidential all information disclosed to the Stockholder Representative in connection with this Agreement and the effectuation of the Transactions; provided, however, following the Closing, the Stockholder Representative shall be permitted to disclose information as required by law or any Order, or to employees, advisors, agents or consultants of the Stockholder Representative and to the Stockholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto, or as may be necessary or appropriate for the Stockholder Representative to perform under or enforce this Agreement.
8.7Public Disclosure.  Except as required by Legal Requirements or any Order and other than with respect to information that is publicly disclosed, or approved for public disclosure by Parent, no party hereto nor any of their respective Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent. Notwithstanding anything in this Agreement to the contrary, following the Closing the Stockholder Representative shall be permitted to publicly announce, with the prior consent of Parent, that it has been engaged to serve as the Stockholder Representative in connection with the Mergers as long as such announcement does not disclose any of the other terms of the Mergers or the other transactions contemplated herein and Parent shall have the right, without the Stockholder Representative’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities laws or securities listing standards (in which case Parent agrees to use reasonable efforts to advise the Stockholder Representative prior to making such disclosure).
8.8Third Party Expenses.  Except as otherwise provided in this Agreement, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements; provided, however, that all Company Transaction Expenses that are unpaid at the Closing shall be reflected in the calculation of Closing Net Working Capital.
8.9Entire Agreement.  This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder.
8.10No Third Party Beneficiaries.  Nothing in this Agreement, except for Section 5.7, is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder.
8.11Specific Performance and Other Remedies.
(a)The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, any Stockholder or the Stockholder Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.
(b)Any and all remedies herein expressly conferred herein upon a party hereto shall, subject in all respects to the limitations set forth in Article VII (including Sections 7.2(d) and (e)), be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.
(c)Notwithstanding anything to the contrary set forth in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article VII, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s actual fraud or intentional misrepresentation, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for actual fraud or intentional misrepresentation, (ii) the time period during which a claim for actual fraud or intentional misrepresentation may be brought or (iii) the recourse which any such party may seek against another Person with respect to a claim for actual fraud or intentional misrepresentation.

8.12Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
8.13Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
8.14Exclusive Jurisdiction.  Subject to Sections 7.4(e) and 7.4(f), each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Delaware in connection with any matter based upon or arising out of this Agreement and the Transactions or any other matters contemplated herein (or, only if the state courts of the State of Delaware decline to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Subject to Sections 7.4(e) and 7.4(f), each party agrees not to commence any legal proceedings related hereto except in such state courts of the State of Delaware (or, only if the state courts of the State of Delaware decline to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, subject to Sections 7.4(e) and 7.4(f), each party hereto and the Stockholders irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Stockholders irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Legal Requirements. The parties hereto and the Stockholders hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.
8.15Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
8.16Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.
KNOWBE4, INC.
By:     /s/ Sjoerd Allard Sjouwerman
    Name: Sjoerd Allard Sjouwerman
    Title: Chief Executive Officer
SEA LION MERGER SUB I, INC.
By:     /s/ Sjoerd Allard Sjouwerman
    Name: Sjoerd Allard Sjouwerman
    Title: Chief Executive Officer
SEA LION MERGER SUB II, LLC
By:     /s/ Sjoerd Allard Sjouwerman
    Name: Sjoerd Allard Sjouwerman
    Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

SECURITYADVISOR TECHNOLOGIES, INC.
By:     /s/ Sai Venkataraman
    Name: Sai Venkataraman
    Title: CEO
FORTIS ADVISORS LLC
solely in its capacity as the Stockholder
Representative
By:     /s/ Ryan Simkin
    Name: Ryan Simkin
    Title: Managing Director
[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Schedule B
ANNEX A

CERTAIN DEFINED TERMS
“Action” shall mean any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.
“Adjusted Purchase Price” shall mean (i) the Purchase Price, plus (ii) Estimated Net Working Capital Surplus, minus (iii) any Estimated Cash Deficit, minus (iv) any Indebtedness of the Company as of 11:59 PM Eastern time on the date immediately prior to the Closing, plus (v) the Change of Control Payments, minus (vi) the Tax Amount.
“Affiliate” of any Person shall mean another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.
“Applicable Accounting Principles” shall mean GAAP and shall include, to the extent permitted by GAAP, the accounting methodologies, practices, estimation techniques, assumptions and principles used by the Company in its Year-End Financials, subject to such adjustments as described on Schedule 1.11.
“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.
“Change of Control Payments” means an aggregate amount equal to one-month severance (plus the employer portion of any payroll Taxes required to be paid by the Company with respect thereto, regardless of any deferral available under COVID Tax Acts) with respect to each Employee that does not receive an offer of employment from Parent in connection with the Transactions as consideration for and conditioned upon such non-Continuing Employee executing a Separation Agreement with the Company substantially in the form set forth as Exhibit G, as may be applicable.
“Closing Net Working Capital” shall mean the Net Working Capital of the Company 11:59 PM Eastern time on the date immediately prior to the Closing.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Board” shall mean the Board of Directors of the Company.
“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.
“Company Common Stock” shall mean the common stock of the Company par value of $0.001.
“Company Data” shall mean all data and information Processed by or for the Company.
“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, health benefits or medical insurance retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to or required to be contributed to by the Company for the benefit of any Employee, or with respect to which the Company has or may have any liability or obligation.
“Company IP” shall mean any and all Intellectual Property Rights and Technology, in each case, that are owned or purported to be owned by, filed or registered in the name of the Company.
“Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound, that contains any license of, or any covenant not to assert or enforce, or other permission, immunity, lien, encumbrance or other similar grant under, any Company IP or any Intellectual Property Rights exclusively licensed to the Company.
“Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that has had or would reasonably be expected to have a material adverse effect on the Company, provided, however, that in no event shall any of the following Effects alone or in combination be deemed to constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (a) any changes in the economy or financial or capital markets (including interest rates) or political conditions of the United States or any foreign country in which the Company has significant operations; (b) any changes that generally affect any of the industries in which the Company operates or participates; (c) any failure by the Company to meet internal or other estimates, predictions, projections or forecasts (provided, that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect); (d) any change in GAAP or any change in Legal Requirements (or, in each case, the interpretations thereof), in each case after the date hereof; (e) pandemic (including the Pandemic and any related measures taken in response thereto), war, hostilities, terrorism or natural disasters or any escalation or worsening of any such pandemic, war, hostilities, terrorism or natural disaster, or the occurrence or escalation of any other calamity or crisis; (f) the taking of any action by Parent or any of its subsidiaries, or the taking of any action by the Company approved in writing by Parent or that are otherwise permitted under the terms of this Agreement; or (g) the announcement, execution or delivery of the Agreement or the pendency or consummation of the transactions contemplated hereby, including any disruption in, or loss of, suppliers, customers, employees or similar relationships, except, for purposes of clauses (a), (b), (d) and (e), to the extent such Effects have a materially disproportionate negative effect on the Company as compared to other Persons engaged in the same industry as the Company.
“Company Optionholder” shall mean any holder of any Company Options.
“Company Options” shall mean all options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person that are outstanding and unexercised as of immediately prior to the First Merger Effective Time.
“Company Preferred Stock” shall mean the Series A Preferred Stock and the Series A-1 Preferred Stock, taken together.
Annex A-2

“Company Privacy Policy” shall mean each external or internal, past or present policy, statement, or notice of the Company relating to privacy, data protection, data security, or the Processing of Company Data.
“Company Product” shall mean each product (including software, databases, and mobile applications) or service (including websites and online services) marketed, distributed, imported, licensed out, provided, made available, offered online, sold or supported by or on behalf of the Company at any time since its inception. For the avoidance of doubt, Company Product includes, without limitation, network traffic, code and data delivered by the Company to any of their customers and used in performing security testing (such network traffic, code and data, collectively, the “Testing Content”).
“Company Restricted Stock” shall mean any shares of Company Common Stock owned by Employees that are issued and outstanding immediately prior to the First Merger Effective Time and that are subject to a repurchase option at less than the fair market value of such stock, risk of forfeiture or other vesting condition under any applicable stock restriction agreement or other agreement with the Company. For clarity, shares of Company Restricted Stock that are no longer subject to a repurchase option because of the lapse of a substantial risk of forfeiture or satisfaction of a vesting condition or other contingency shall not be treated as Company Restricted Stock for purposes of this Agreement.
“Company Software” shall mean any software embedded in, or used in the development, delivery, hosting or distribution of, any Company Products, including any such software that is used to collect, transfer, transmit, store, host, or otherwise process Private Information or Customer Data.
“Company Transaction Expenses” shall mean, without duplication of any amounts included in Indebtedness or Net Working Capital, (i) the aggregate out-of-pocket expenses, costs, fees, and disbursements (including fees and expenses payable to all attorneys, accountants, investment bankers, and other advisers of the Company) that are payable by the Company in connection with the negotiation, execution, delivery, and performance of this Agreement pursuant to arrangements entered into by the Company before the Closing (whether incurred or accrued before or after the Closing Date and whether or not such amounts have been billed as of or before the Closing Date); (ii) any and all transaction bonus, severance, termination and other similar payment (plus the employer portion of any payroll Taxes required to be paid by the Company with respect thereto, regardless of any deferral available under COVID Tax Acts), other than the Change of Control Payments, that becomes payable to an Employee on or prior to or in connection with the Closing and which remains unpaid as of the Closing, (iii) all other miscellaneous expenses or costs incurred by the Company in connection with the Transactions (including the cost of premiums for the directors’ and officers’ liability insurance obtained pursuant to Section 5.7(b) (but excluding, for the avoidance of doubt, the cost of the Errors and Omissions Insurance)); (iv) any fee of the Stockholder Representative that is payable in connection with the Closing; (iv) all costs associated with and payment of any deferred salary or accrued but unpaid vacation balances owed by the Company; and (v) 50% of any sales, transfer, documentary, use, registration, business and value-added taxes, stamp duties, filing fees, regulatory fees, and similar taxes charges and expenses required to be paid in connection with the Transactions.
“Continuing Employee” shall mean each Key Employee and Transferring Employee and, together, the “Continuing Employees.”
“Contract” shall mean any contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.
Annex A-3

“COVID Tax Acts” shall mean the Families First Coronavirus Response Act (Pub. L. 116-127), the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), the Consolidated Appropriations Act, 2021 (Pub. L. 116-159), the American Rescue Plan Act of 2021 (Pub. L. 117-2), all as amended, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any Treasury regulations or other administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65), and any similar provisions of state, local and non-U.S. law.
“Copyleft License” means any Open Source License that provides, as a condition to the use, modification, or distribution of such licensed Technology, that such licensed Technology or any other Technology that is incorporated into, derived from, based on, linked to, or used or distributed or made available with such licensed Technology, be licensed, distributed, or otherwise made available (i) in a form other than binary or object code (e.g., in Source Code form), (ii) under terms that permit redistribution, reverse engineering or creation of derivative works or other modification or (iii) without a license fee. “Copyleft License” includes the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and any Creative Commons “sharealike” license.
“Current Assets” shall mean the sum of the current assets of the Company reflected in the balance sheet line items identified on Annex B as Current Assets, which for the avoidance of doubt shall exclude any line items so indicated in the descriptions therein, calculated in accordance with the Applicable Accounting Principles.
“Current Liabilities” shall mean the sum of the current liabilities of the Company reflected in the balance sheet line items identified on Annex B as Current Liabilities, which for the avoidance of doubt shall exclude any line items so indicated in the descriptions therein, which for the avoidance of doubt shall exclude any line items so indicated in the descriptions therein, calculated in accordance with the Accounting Principles. For the avoidance of doubt, Current Liabilities shall exclude any liability to the extent consisting of (a) Closing Indebtedness (including any unpaid Company Transaction Expenses) and (b) the Tax Amount.
“Delaware Law” shall mean the General Corporation Law of the State of Delaware or, with respect to limited liability companies, the Limited Liability Company Act of Delaware.
“DOL” shall mean the United States Department of Labor.
“Earnout Amount” shall mean an amount equal to $5,000,000, if, as and to the extent earned in accordance with the terms of this Agreement.
“Employee” shall mean any current or former employee, individual engaged through a third party agency, consultant, independent contractor or director of the Company.
“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit, offer letter, non-disclosure or proprietary rights agreement, or other employment agreement between the Company, on the one hand, and any Employee, on the other, obligating the Company to provide material compensation and benefits including those providing for acceleration of Company Options or Company Restricted Stock to such Employee at or following the Closing.
Annex A-4

“Environmental Law” shall mean any Legal Requirement to prohibit, regulate or control a Hazardous Material, a Hazardous Material Activity, or the protection of the environment or the health and safety of persons based on exposure to or the presence of Hazardous Materials.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” shall mean the escrow agent designated under the Escrow Agreement and any successor escrow agent appointed pursuant to the Escrow Agreement.
“Escrow Agreement” shall mean the Escrow Agreement executed and delivered at or prior to the First Merger Effective Time in a form acceptable to Parent and Stockholder Representative.
“Escrow Amount” shall mean $5,000,000.
“Escrow Cash” shall mean $2,500,000.
“Escrow Share Price” shall mean the price equal to the closing share price of Parent on the day in which a claim for indemnification is final and binding and not subject to appeal in accordance with Section 7.4.
“Escrow Shares” shall mean a number of shares of Parent Class A Common Stock equal to the quotient obtained by dividing (A) $2,500,000 by (B) the Parent Trading Price, rounded up to the nearest whole share.
“Estimated Cash Deficit” shall mean the dollar amount, if any, by which the cash on hand as of immediately prior to Closing is less than the Estimated Net Working Capital Deficit.
“Estimated Cash Surplus” shall mean the dollar amount, if any, by which the cash on hand as of immediately prior to Closing exceeds the Estimated Net Working Capital Deficit; provided, however, that if the amount of such excess is greater than $5,600,000, then the “Estimated Cash Surplus” shall equal $5,600,000.
“Estimated Net Working Capital Deficit” shall mean the dollar amount, if any, by which the Estimated Closing Net Working Capital Amount falls short of the Net Working Capital Target.
“Estimated Net Working Capital Surplus” shall mean the dollar amount, if any, by which the Estimated Closing Net Working Capital Amount exceeds the Net Working Capital Target.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“First Merger Certificate of Merger” shall mean the certificate of merger filed with the Secretary of State of the State of Delaware for the purpose of effecting the First Merger.
“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Final Cash Deficit” shall mean the dollar amount, if any, by which the cash on hand as of immediately prior to Closing is less than the Final Net Working Capital Deficit.
“Final Cash Surplus” shall mean the dollar amount, if any, by which the cash on hand as of immediately prior to Closing exceeds the Final Net Working Capital Deficit; provided, however, that if
Annex A-5

the amount of such excess is greater than $5,600,000, then the “Final Cash Surplus” shall equal $5,600,000.
“Final Net Working Capital Deficit” shall mean the dollar amount, if any, by which the Final Closing Net Working Capital Amount falls short of the Net Working Capital Target.
“Final Net Working Capital Surplus” shall mean the dollar amount, if any, by which the Final Closing Net Working Capital Amount exceeds the Net Working Capital Target.
“Founder Key Employees” shall mean the Company Employees listed on Schedule A-2.
“GAAP” shall mean United States generally accepted accounting principles consistently applied.
“General Representations” shall mean each of the representations and warranties of the Company set forth in Article II other than the Specified Representations, the Tax Representations and the IP Representations.
“Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign Governmental Entity, instrumentality, agency or commission.
“Hazardous Material” shall mean any substance, waste emission, or chemical that is regulated by, or has been designated by any Governmental Entity or by applicable Environmental Law to be hazardous, toxic, a pollutant, or contaminant, or otherwise a danger to health, reproduction or the environment, including without limitation, polychlorinated biphenyls (“PCBs”), asbestos, petroleum, urea-formaldehyde and all substances listed a hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, and the regulations promulgated pursuant to CERCLA and RCRA.
“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, labeling, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, including, without limitation, compliance with any registration, recycling, product take-back or product content requirements, including without limitation and, solely to the extent required under applicable Legal Requirements, the European Union directives on the restriction on the use of hazardous material in electrical and electronic equipment (or ROHS Directive 2011/65/EU), the waste electrical and electronic equipment directive (or WEEE Directive 2012/12/EU), and China’s Management Methods on the Control of Pollution Caused by Electronic Information Products (or China ROHS).
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” of any Person shall mean, without duplication of any amounts included herein or in Net Working Capital: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured and all obligations evidenced by bonds, debentures, notes or similar instruments; (ii) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities (excluding any deferred revenue); (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities of such Person evidenced by any letter of credit or similar credit transaction entered into for the purpose of securing any lease deposit; (v) all
Annex A-6

liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; (vi) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i), (ii), (iii) or (v) above, to the extent of the obligation guaranteed; and (vii) with respect to the Company, any Company Transaction Expenses which remain unpaid as of 11:59 PM Eastern time on the date immediately prior to the Closing; provided, that Indebtedness shall not be deemed to include (w) any accounts payable incurred in the ordinary course of business (to the extent not overdue), (x) any obligations under undrawn letters of credit, banker’s acceptance or similar transaction, and (y) any Pre-Closing Taxes. With respect to the Indebtedness of the Company, Indebtedness shall be as reflected in the line items of Annex C attached hereto, provided that the amounts set forth next to each line item shall be updated by the Company prior to the Closing to reflect the actual outstanding amounts with respect thereto as of the Closing.
“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark, business name, domain name and trade name rights and similar rights; (iii) trade secret rights; (iv) patent and industrial design property rights; (v) other proprietary rights in, or arising out of, Technology; (vi) rights in, arising out of, or associated with domain names or their registrations; (vii)  rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, continuations and reissues of, and applications for, any of the rights referred to in clauses (i) through (vi) above; (viii) any similar, corresponding or equivalent rights to any of the foregoing in clauses (i) through (vii) above; and (ix) rights to sue for past, present and future infringement or misappropriation of any of the foregoing in clauses (i) through (viii) above.
“IP Representations” shall mean each of the representations and warranties of the Company set forth in Section 2.13 (Intellectual Property).
“IRS” shall mean the United States Internal Revenue Service.
“Key Employees” shall mean the Company Employees listed on Schedule A-1.
“Knowledge” or “Known” shall mean, (i) with respect to the Company, the knowledge of Sai Venkataraman, Santhosh Purathepparambil and Rohan Puri, in each case, other than with respect to Section 2.32, after reasonable due inquiry and (ii) with respect to Parent, the knowledge of Stu Sjouwerman, and Krish Venkataraman, in each case, after reasonable due inquiry.
“Legal Requirement” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.
“Licensed IP” shall mean all Intellectual Property Rights and Technology used or held for use in the conduct of the business of the Company (including the development, delivery, hosting, distribution, support of maintenance of the Company Products), in each case that are not owned by the Company, whether or not such Intellectual Property Rights or Technology are used directly or indirectly (such as through the provision of a hosted service, including through any API).
Annex A-7

“Licensed IP Contract” shall mean any Contract to which the Company is or was a party or by which the Company is or was bound, pursuant to which the Company is granted a license, covenant not to sue, or other rights with respect to Licensed IP.
“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance, except for Permitted Liens.
“Made Available” shall mean that the Company or any of its Representatives has posted such materials to the virtual data room hosted on behalf of the Company and made available to Parent and its Representatives, but only if so posted and made available prior to the date hereof.
“NASDAQ” shall mean The NASDAQ Global Select Market.
“Net Working Capital” shall mean, without duplication of any amounts included in Company Transaction Expenses or Indebtedness, (A) Current Assets minus (B) Current Liabilities.
“Net Working Capital Target” shall mean $125,732.
“OEM” shall mean original equipment manufacturer.
“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.
“Parent Class A Common Stock” shall mean shares of the Class A common stock, par value $0.00001 per share, of Parent.
“Parent Class B Common Stock” shall mean shares of the Class B common stock, par value $0.00001 per share, of Parent.
“Parent Option” shall mean any option to purchase shares of Parent Class A Common Stock, including those options to purchase shares of Parent Class A Common Stock issued or to be issued in connection with the assumption of Company Options under the terms of this Agreement.
“Parent Trading Price” shall mean the price equal to the volume-weighted average closing share price of Parent over the preceding 20 trading day-period ending the last day prior to the Closing; provided, however, that the Parent Trading Price shall not have a variance of more than 2.5% of the closing share price of Parent on the last day immediately prior to Closing (and shall be therefore capped at such amount which is 2.5% higher or lower than the closing share price of Parent on the last day immediately prior to Closing, as applicable).
“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
“Per Share Earnout Consideration” shall mean an amount of cash equal to the quotient obtained by dividing (i) the Earnout Amount by (ii) the Total Outstanding Shares.
“Per Share Escrow Cash Consideration” shall mean an amount of cash equal to the quotient obtained by dividing (A) the Escrow Cash by (B) the Total Outstanding Shares.
Annex A-8

“Per Share Escrow Stock Consideration” shall number of shares of Parent Class A Common Stock equal to the quotient obtained by dividing (A) the Escrow Shares by (B) the Total Outstanding Shares.
“Per Share Representative Fund Consideration” shall mean an amount of cash equal to the quotient obtained by dividing (A) the Representative Expense Amount by (B) the Total Outstanding Shares.
“Per Share Stockholder Closing Cash Consideration” shall mean an amount of cash equal to the quotient obtained by dividing (A) the Total Stockholder Closing Cash Consideration by (B) the Total Outstanding Shares.
“Per Share Stockholder Closing Stock Consideration” shall mean a number of shares of Parent Class A Common Stock equal to the quotient obtained by dividing (A) the Total Stockholder Closing Stock Consideration by (B) the Total Outstanding Shares.
“Per Share Total Consideration Value” shall mean an amount equal to the quotient obtained by dividing (A) the Total Consideration by (B) the Total Outstanding Shares.
“Permitted Liens” shall mean: (i) Liens reflected in the Current Balance Sheet; (ii) Liens for current Taxes, assessments not yet due and payable or that are being contested in good faith by appropriate proceedings and with respect to each of which adequate reserves for payment have been established in accordance with GAAP; (iii) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements incurred in the ordinary course of business; (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Legal Requirements; (v) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies for amounts not yet due or payable, and other like Liens incurred in the ordinary course of business; (vi) restrictions on transfer of securities imposed by applicable state and federal securities Legal Requirements; (vii) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company or materially detracting from the value of the property upon which such encumbrance exists, (viii) non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business and (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.
“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
“Plan” shall mean the Company’s 2018 Equity Incentive Plan.
“Pre-Closing Taxes” shall mean (A) any Taxes of the Company for any taxable period that ends on or prior to the Closing Date or portion of the Straddle Period that ends on (and includes) the Closing Date (“Pre-Closing Tax Period”), provided that the amounts described herein shall be determined (i) as if the Company used the accrual method of Tax accounting throughout all Pre-Closing Tax Periods, (ii) by including any Taxes that would have been due or payable on or prior to the Closing Date but for any provision of the COVID Tax Acts, to the extent such Taxes are or become due and payable following the Closing Date, (iii) by including the amount of any payroll Tax credit claimed under any provision of
Annex A-9

the COVID Tax Acts that is received by the Company on or before the Closing Date, to the extent such payroll Tax credits are subsequently not allowed or are recaptured, and (iv) by including any adjustment in taxable income or similar amounts pursuant to Section 481(a) or 263A of the Code (or any similar provision of state, local or other Tax Law) arising as a result of transactions, events or accounting methods employed prior to the Closing, regardless of when taken into account, (B) the portion of any Transfer Taxes for which the Stockholders are responsible pursuant to Section 5.5, (C) any Taxes imposed on the Company pursuant to Treasury Regulations Section 1.1502-6 or similar provision of state, local or foreign law as a result of the Company having been a member of a consolidated, combined or unitary group prior to the Closing Date, as a transferee or successor or otherwise liable for Taxes of another Person by operation of law or contract (other than any contract entered into in the ordinary course of business, the primary subject of which is not Taxes), which relate to an event occurring on or before the Closing Date, or (D) any Taxes for which the Company is liable pursuant to any Tax sharing, Tax indemnity, Tax allocation agreement or any other express obligation to indemnify or otherwise assume or succeed to the Taxes of any other Person that, in each case, was entered into by the Company prior to the Closing Date (other than any agreement, obligation or contract entered into in the ordinary course of business, the primary subject of which is not Taxes).
“Privacy Legal Requirement” shall mean all Legal Requirements, Company Privacy Policies, contractual obligations, and any binding applicable published industry standard (including the PCI Data Security Standard, as applicable, if binding on the Company) relating to privacy, data protection, data security, or the Processing of Company Data, including for direct marketing or the initiation, transmission, monitoring, interception, recording, or receipt of communications.
“Pro Rata Portion” shall mean, with respect to each Stockholder, an amount equal to the quotient obtained by dividing (A) the aggregate number of shares of Company Capital Stock, on an as converted to Company Common Stock basis, held by such Stockholder as of immediately prior to the First Merger Effective Time by (B) the aggregate number of shares of Company Capital Stock, on an as converted to Company Common Stock basis, held by all Stockholders as of immediately prior to the First Merger Effective Time.
“Processing” or “Process” means, with respect to any data or set of data, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, and retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.
“Purchase Price” shall mean $50,000,000.
“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and domain names, and all applications for any of the foregoing.
“Related Agreements” shall mean the Confidential Disclosure Agreement, the Joinder Agreements, the Escrow Agreement and all other agreements and certificates entered into by the Company or any of the Stockholders in connection with the Transactions.
“Representative Expense Amount” shall mean an amount in cash equal to $150,000.
Annex A-10

“SEC” shall mean the United States Securities and Exchange Commission.
“Second Merger Certificate of Merger” shall mean the certificate of merger filed with the Delaware Secretary of State for the purpose of effecting the Second Merger.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Specified Representations” shall mean each of the representations and warranties of the Company set forth in Section 2.1 (Organization and Good Standing), Section 2.2 (Authority and Enforceability), Section 2.4 (No Conflicts) other than Section 2.4(b), Section 2.5 (Company Capital Structure); and Section 2.28 (Brokers).
“Standard Form IP Contract” shall mean each standard form of Contract used by the Company at any time for the following types of agreements, to the extent Company actually utilizes such a standard form in the conduct of their businesses: (i) license and/or service agreement; (ii) development agreement; (iii) distributor, reseller or affiliate agreement; (iv) employee agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; and (v) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Technology or Intellectual Property Rights.
“Stockholder” shall mean any holder of any Company Capital Stock as of immediately prior to the First Merger Effective Time. Each holder of Vested Company Options shall be treated as a Stockholder and each Vested Company Option treated as a share of Company Common Stock for purposes of Section 1.6(c), Section 1.8(b), Section 1.8(d), Section 1.8(g), Article VII and related definitions referenced therein as applicable.
“Surviving Entities” shall mean the First Merger Surviving Corporation and the Second Merger Surviving Entity.
“Tax” shall mean (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express obligation to assume such Taxes or to indemnify any other Person (other than pursuant to a Contract, such as a lease, the primary purpose of which is not related to Taxes), including by operation of law.
“Tax Amount” shall mean the amount of Pre-Closing Taxes that are accrued (or would be accrued, if the applicable taxable period ended immediately prior to the determination of the Tax Amount) and have not been paid as of the First Merger Effective Time.
Annex A-11

“Tax Claim” means any claim with respect to Taxes made by any Governmental Entity that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Section 7.2.
“Tax Representations” shall mean each of the representations and warranties of the Company set forth in Section 2.10 (Tax Matters).
“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto.
“Technology” shall mean algorithms, APIs, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, designs, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials) and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).
“Total Cash Consideration” shall mean a dollar amount equal to the sum of (A) the product of (i) the Adjusted Purchase Price multiplied by (ii) 45% plus (B) the Estimated Cash Surplus.
“Total Consideration” shall mean a dollar amount equal to the sum of the Total Cash Consideration and the Total Stock Consideration (with the Total Stock Consideration to be valued for this purpose at the Parent Trading Price).
“Total Outstanding Shares” shall mean (without duplication) (i) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the First Merger Effective Time, on an as converted to Company Common Stock basis, plus (ii) the maximum aggregate number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of any other rights, whether vested or unvested, that are convertible into, exercisable for or exchangeable for, shares of Company Common Stock issued and outstanding immediately prior to the First Merger Effective Time, on an as converted to Company Common Stock basis. “Total Outstanding Shares” shall not include the Unvested Company Options (subject to the last sentence of the definition of “Vested Company Option” below).
“Total Stock Consideration” shall mean a number of shares of Parent Class A Common Stock equal to the quotient obtained by dividing (A) product of (i) the Adjusted Purchase Price multiplied by (ii) 55% by (B) the Parent Trading Price, rounded down to the nearest whole share.
“Total Stockholder Closing Cash Consideration” shall mean a dollar amount equal to (i) the Total Cash Consideration minus (ii) the Escrow Cash minus (iii) the Representative Expense Amount.
“Total Stockholder Closing Stock Consideration” shall mean a number of shares of Parent Class A Common Stock equal to (A) the Total Stock Consideration minus (B) the Escrow Shares.
Annex A-12

“Transferring Employee” shall mean any Employee, other than any Key Employee, who is offered employment with Parent or a subsidiary of Parent or otherwise engaged through a third party agency, consultant, independent contractor or director.
“Unvested Company Option” shall mean any Company Option (or portion thereof) that is unvested and not cancelled as of immediately prior to the First Merger Effective Time.
“Vested Company Option” shall mean any Company Option (or portion thereof) that is vested as of immediately prior to the First Merger Effective Time. Notwithstanding anything in this Agreement to the contrary, any Company Option that by the terms of the applicable grant agreement is to become automatically vested immediately prior to or in connection with a sale of the Company or similar change of control event and with no other triggering event, shall become so vested and be treated as a Vested Company Option at the Closing, including for purposes of Section 1.6(b)(iv) and the Company agrees to take any and all actions necessary to confirm such acceleration is effective as of immediately prior to the cancellation described in Section 1.6(b)(iv).

Annex A-13

Index of Other Defined Terms

Description	Section
Accounting Firm	1.11(d)
Accredited Investor Questionnaire	Preamble
Agreement	Preamble
Alternative Transaction	5.1(b)
Anti-Corruption Laws	2.23
Audited Financials	2.7(a)
Balance Sheet Date	2.7(a)
Cancelled Shares	1.6(b)(ii)
CERCLA	Annex A
Charter Documents	2.1
Closing	1.2(a)
Closing Date	1.2(a)
Company	Preamble
Company Authorizations	2.18
Company Firm	7.6(a)
Company Material Adverse Effect	7.2(b)
Company Officer’s Certificate	1.2(b)(ii)(O)
Company Party	7.6(a)
Company Pre-Closing Certificate	1.11(a)
Company Stock Certificates	1.8(d)
Company Source Code	2.13(k)
Confidential Disclosure Agreement	8.6
Conflict	2.4

Current Balance Sheet	2.7(a)
Customs Laws	2.22(a)
D&O Indemnified Parties	5.7(a)
D&O Indemnified Party	5.7(a)
Disclosure Schedule	Article II
Dispute Statement	1.11(c)
Dissenting Shares	1.6(b)(iii)
DPL	2.22(e)
EAR	2.22(a)
Effect	Annex A
End Date	6.1(c)
Enforceability Limitations	2.2(c)
Errors and Omissions Insurance	5.7(b)
Escrow Fund	1.8(b)(ii)
Estimated Closing Net Working Capital Amount	1.11(a)
Excess Loss	7.3(b)(vi)
Exchange Agent	1.8(a)
Exchange Documents	1.8(d)
Annex A-14

Expiration Date	7.1
Export Controls	2.22(a)
Final Closing Net Working Capital Amount	1.11(e)
Financials	2.7(a)
First Merger	Preamble
First Merger Effective Time	1.1(a)
First Merger Surviving Corporation	1.1(a)
Founder Earnout Dispute Notice	1.6(c)(v)
Harmful Actions	2.13(i)
Harmful Code	2.13(h)
Indemnification Claim Notice	7.4(a)
Indemnification Claim Objection Notice	7.4(c)
Indemnified Parties	7.2(a)
Indemnified Party	7.2(a)
Indemnifying Parties	7.2(a)
Indemnifying Party	7.2(a)
Information Statement	5.2
Interested Party	2.26
Interim Financials	2.7(a)
IP Contracts	2.13(e)
ITAR	2.22(a)
JAMS	7.4(f)
Joinder	Preamble
Lease Agreements	2.11
Leased Real Property	2.11
Letter of Transmittal	1.8(d)
Loss	7.2(a)
Losses	7.2(a)
Major Stockholder	Preamble
Material Contracts	2.15(a)
Merger Consideration	1.6(b)(i)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Mergers	Preamble
OFAC	2.22(a)
Open Source License	2.13(j)(i)
Open Source Software	2.13(j)(i)
Option Surrender Agreement	1.6(b)(iv)(C)
Pandemic	2.31
Parent	Preamble
Parent Disclosure Schedule	Article III
Parent Financial Statements	3.5(b)
Parent Firm	7.6(b)
Parent Officer’s Certificate	1.2(b)(iii)(D)
Annex A-15

Parent Party	7.6(b)
Parent Plan	5.6(b)
Parent SEC Documents	3.5(a)
Payment Spreadsheet	1.8(c)
PCBs	Annex A
Post-Closing Net Working Capital Adjustment Amount	1.11(e)
Post-Closing Statement	1.11(b)
Pre-Closing Date Balance Sheet	2.7(f)
Preliminary Founder Earnout	1.6(c)(v)
Preliminary Founder Earnout Report	1.6(c)(v)
Privileged Communications	7.6(d)
Quarterly Founder Earnout Report	1.6(c)(iv)
RCRA	Annex A
Representative Fund	1.8(b)(iii)
Representatives	5.1(b)
Requisite Stockholder Approval	2.2(a)
Resolution Period	1.11(d)
Restrictive Covenant Agreement	Preamble
Review Period	1.11(c)
SDN List	2.22(e)
Second Merger	Preamble
Second Merger Effective Time	1.1(b)
Second Merger Surviving Entity	1.1(b)
Series A Preferred Stock	2.5(a)
Series A-1 Preferred Stock	2.5(a)
Share Registration Exemption	Preamble
Shareworks	1.2(b)(ii)(K)
Shareworks Letter	1.2(b)(ii)(K)
Significant Customer	2.25(a)
Significant Supplier	2.25(b)
Statement of Expenses	1.8(k)
Stockholder Representative	Preamble
Stockholder Representative Expenses	7.5(b)
Stockholder Written Consent	5.2
Systems	2.14(c)
Takeover Law	2.2(b)
Testing Content	Annex A
Third Party	5.1(b)
Third Party Action	7.4(b)
Transaction Agreement	7.6(a)
Transactions	Preamble
Transfer Taxes	5.5
Unresolved Claim	7.4(h)
Year-End Financials	2.7(a)
Annex A-16

Annex A-17